EXHIBIT 10.1.1

Execution Version

FIRST AMENDMENT
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of November 13, 2021 and is entered into by and among MASTERCARD INCORPORATED, a Delaware corporation (the “Company”), the Managing Administrative Agent (as defined below) and the Lenders (as defined below) signatory hereto. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.
RECITALS
WHEREAS, the Company has entered into that Third Amended and Restated Credit Agreement, dated as of November 14, 2019, among the Company, the Subsidiary Borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto (collectively, the “Lenders”), Citibank, N.A. (“Citibank”), as managing administrative agent for the Lenders thereunder (the “Managing Administrative Agent”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders thereunder (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);
WHEREAS, the Managing Administrative Agent, the Company and the Lenders signatory hereto have agreed to amend certain provisions of the Credit Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION I. AMENDMENTS TO CREDIT AGREEMENT
Subject to the satisfaction of the conditions set forth in Section II hereof, the Company, each of the Lenders party hereto and the Managing Administrative Agent agrees that the Credit Agreement shall be amended and modified as of the First Amendment Effective Date (as defined below) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Credit Agreement attached as Annex A hereto.
SECTION II. EFFECTIVENESS
a.    This Amendment shall become effective as of the date hereof only upon the receipt by the Managing Administrative Agent (or its counsel) of a counterpart signature page of this Amendment duly executed by the Company and each Lender (the date of such receipt being referred to herein as the “First Amendment Effective Date”).
b.    This Amendment constitutes a utilization by the Company of a request that the Revolving Credit Termination Date be extended pursuant to Section 2.19 of the Credit Agreement.

SECTION III. REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to each Lender that the following statements are true and correct in all material respects:
a.    Corporate Power and Authority. The Company has the corporate power and authority, and the legal right, to make, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.
b.    No Legal Bar. The execution, delivery and performance of this Amendment by the Company will not violate any Requirement of Law or Contractual Obligation of the Company and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that such violation, creation or imposition of Liens could not reasonably be expected to have a Material Adverse Effect.
c.    Governmental Consent. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for consents, authorizations, notices or filings that if not obtained or made, could not reasonably be expected to have a Material Adverse Effect.
d.    Binding Obligation. This Amendment has been duly executed and delivered on behalf of the Company. This Amendment constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
e.    Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties contained in Section 3 of the Credit Agreement (after giving effect to this Amendment) are and will be true and correct in all material respects (except that such representations and warranties that are qualified as to materiality are true and correct in all respects) on and as of the First Amendment Effective Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were so true and correct as of such earlier date.
f.    Absence of Default. No Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment.

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SECTION IV. MISCELLANEOUS
a.    Reference to and Effect on the Credit Agreement and the Other Loan Documents.
(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii) This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and shall be administered and construed pursuant to the terms of the Credit Agreement.
(iv) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.
b.    Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
c.    Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
d.    Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature to this Amendment may be delivered by facsimile, electronic mail (including pdf) or as any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and electronic signatures or the keeping of records in electronic form shall be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Amendment. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Amendment through electronic means and there are no restrictions for doing so in such party’s constitutive documents, including having the same legal
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effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.
[Remainder of this page intentionally left blank.]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MASTERCARD INCORPORATED

By:	/s/ Alfred Kibe

Name: Alfred Kibe
Title: Corporate Treasurer

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

CITIBANK, N.A., as Managing Administrative Agent and Lender

By:	/s/ Maureen Maroney

Name: Maureen Maroney
Title: Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Bank of America N.A., as a Lender

By:	/s/ Sidhima Daruka

Name: Sidhima Daruka
Title: Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Bank of China, New York Branch, as a Lender

By:	/s/ Raymond Qiao

Name: Raymond Qiao
Title: Executive Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu

Name: Ming K. Chu
Title: Director

By:	/s/ Marko Lukin

Name: Marko Lukin
Title: Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

JP Morgan Chase Bank NA, as a Lender

By:	/s/ David Kister

Name: David Kister
Title: Authorized Officer

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matt S. Scullin

Name: Matt S. Scullin
Title: Senior Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Barclays Bank PLC., as a Lender

By:	/s/ David Williams

Name: David Williams
Title: Director, Financial Institutions Group

Executed in New York
Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Commerzbank AG, New York Branch, as a Lender

By:	/s/ Michael McCarthy

Name: Michael McCarthy
Title: Managing Director

By:	/s/ Toan B. Chu

Name: Toan B. Chu
Title: Vice President
Mastercard – First Amendment to Third Amended & Restated Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz

Name: Rebecca Kratz
Title: Authorized Signatory

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James Stovell

Name: James Stovell
Title: Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Industrial and Commercial Bank of China Limited, New York Branch, as a Lender

By:	/s/ Jeffrey Roth

Name: Jeffrey Roth
Title: Executive Director

By:	/s/ Haiyao Su

Name: Haiyao Su
Title: Executive Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Lloyds Bank Corporate Markets plc, as a Lender

By:	/s/ Kamala Basdeo

Name: Kamala Basdeo
Title: Assistant Vice President

By:	/s/ Tina Wong

Name: Tina Wong
Title: Assistant Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris

Name: Donna DeMagistris
Title: Executive Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

MUFG Bank, Ltd., as a Lender

By:	/s/ Jacob Ulevich

Name: Jacob Ulevich
Title: Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

NATIONAL WESTMINSTER BANK PLC, as a Lender

By:	/s/ Alex Maltby

Name: Alex Maltby
Title: Associate Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

SANTANDER BANK, N.A., as a Lender

By:	/s/ Xavier Ruiz Sena

Name: Xavier Ruiz Sena
Title: Managing Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

PNC Bank N.A., as a Lender

By:	/s/ Eleanor Orlando

Name: Eleanor Orlando
Title: Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

SOCIETE GENERALE, as a Lender

By:	/s/ Jonathan Weinberger

Name: Jonathan Weinberger
Title: Managing Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Harjot K. Sandhu

Name: Harjot K. Sandhu
Title: Senior Vice President

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Chris Clark

Name: Chris Clark
Title: Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Commonwealth Bank of Australia, as a Lender

By:	/s/ Emma Lazenby

Name: Emma Lazenby
Title: Director

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King

Name: Michael King
Title: Authorized Signatory

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Standard Chartered Bank, as a Lender

By:	/s/ Kristopher Tracy

Name: Kristopher Tracy
Title: Director, Financing Solutions

Mastercard – First Amendment to Third Amended & Restated Credit Agreement

Annex A

#94971065v3

Execution Version

$6,000,000,000
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 14, 2019 (as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated as of November 13, 2021)
among
MASTERCARD INCORPORATED,
as Company
The Subsidiary Borrowers from Time to Time Parties Hereto
The Several Lenders from Time to Time Parties Hereto
CITIBANK, N.A.,
as Managing Administrative Agent
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers, Joint Book Managers and Global Coordinators
BANK OF CHINA, NEW YORK BRANCH,
as Joint Lead Arranger, Joint Book Manager, Syndication Agent and Regional Coordinator (Asia)
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger, Joint Book Manager, Syndication Agent and Regional Coordinator (Europe)

U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arranger, Joint Book Manager, Syndication Agent and Regional Coordinator (North America)
BOFA SECURITIES, INC.,
as Joint Lead Arranger, Joint Book Manager and Regional Coordinator (Americas)
BANK OF AMERICA, N.A,
as Syndication Agent

BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, LLOYDS BANK CORPORATE MARKETS PLC, MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, HSBC BANK USA, N.A., SANTANDER BANK, N.A., SOCIETE GENERALE, PNC BANK, N.A., WELLS FARGO SECURITIES, LLC and COMMERZBANK AG, NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Book Managers

BARCLAYS BANK PLC, COMMERZBANK AG, NEW YORK BRANCH, GOLDMAN SACHS BANK USA, INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, LLOYDS BANK CORPORATE MARKETS PLC, MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, HSBC BANK USA, N.A., SANTANDER BANK, N.A., SOCIETE GENERALE, PNC BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

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TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS    1
1.1    Defined Terms    1
1.2    Other Definitional Provisions    ~~20~~24
1.3    Currencies; Currency Equivalents    ~~21~~25
1.4    Divisions    ~~21~~25
SECTION 2. AMOUNT AND TERMS OF LOANS    ~~22~~25
2.1    Revolving Credit Commitments    ~~22~~25
2.2    Procedure for Revolving Credit Borrowing    ~~22~~26
2.3    Facility Fee    ~~23~~27
2.4    Termination or Reduction of Commitments    ~~23~~27
2.5    Repayment of Revolving Credit Loans; Evidence of Debt    ~~23~~27
2.6    Prepayment of Loans    ~~24~~28
2.7    Conversion and Continuation Options    ~~25~~29
2.8    Minimum Amounts of Tranches    ~~26~~30
2.9    Interest Rates and Payment Dates    ~~27~~30
2.10    Computation of Interest and Fees    ~~27~~31
2.11    Interest Rate Determination    ~~27~~31
2.12    Pro Rata Treatment and Payments    ~~29~~34
2.13    Swing Line Commitment    ~~30~~35
2.14    Illegality    ~~33~~38
2.15    Requirements of Law    ~~34~~39
2.16    Taxes    ~~35~~40
2.17    Indemnity    ~~39~~44
2.18    Commitment Increases    ~~39~~44
2.19    Commitment Extensions    ~~40~~45
2.20    Replacement of Lenders    ~~42~~47
2.21    Defaulting Lenders    ~~42~~47
2.22    Defaulting Lender Cure    ~~44~~49
2.23    Designation of Subsidiary Borrowers    ~~44~~49
SECTION 3. REPRESENTATIONS AND WARRANTIES    ~~48~~53
3.1    Financial Condition    ~~48~~53
3.2    No Change    ~~48~~53
3.3    Existence; Compliance with Law    ~~48~~53
3.4    Corporate Power; Authorization; Enforceable Obligations    ~~49~~54
3.5    No Legal Bar    ~~49~~54
3.6    No Material Litigation    ~~49~~54
3.7    No Default    ~~50~~55
3.8    Ownership of Property; Liens    ~~50~~55

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3.9    Intellectual Property    ~~50~~55
3.10    No Burdensome Restrictions    ~~50~~55
3.11    Taxes    ~~50~~55
3.12    Federal Margin Regulations    ~~50~~55
3.13    ERISA    ~~51~~56
3.14    Investment Company Act; Other Regulations    ~~51~~56
3.15    Material Subsidiaries    ~~51~~56
3.16    Purpose of Loans    ~~52~~57
3.17    Environmental Matters    ~~52~~57
3.18    Anti-Corruption Laws and Sanctions    ~~52~~57
3.19    Representations and Warranties of Non-U.S. Subsidiary Borrowers    ~~52~~57
3.20    Beneficial Ownership Certification.    ~~53~~58
SECTION 4. CONDITIONS PRECEDENT    ~~53~~58
4.1    Conditions to Initial Loan    ~~53~~58
4.2    Conditions to Each Loan    ~~55~~60
SECTION 5. AFFIRMATIVE COVENANTS    ~~55~~60
5.1    Financial Statements    ~~55~~60
5.2    Certificates; Other Information    ~~56~~61
5.3    Payment of Obligations    ~~57~~62
5.4    Conduct of Business and Maintenance of Existence    ~~57~~62
5.5    Maintenance of Property; Insurance    ~~57~~62
5.6    Inspection of Property; Books and Records; Discussions    ~~58~~62
5.7    Notices    ~~58~~63
5.8    Environmental Laws    ~~59~~64
5.9    Compliance with Anti-Corruption Laws and Sanctions    ~~59~~64
SECTION 6. NEGATIVE COVENANTS    ~~59~~64
6.1    [Reserved].    ~~59~~64
6.2    Limitation on Liens    ~~59~~64
6.3    Limitation on Fundamental Changes    ~~61~~66
6.4    Limitation on Transfer or Disposition of Assets    ~~62~~67
6.5    Limitation on Transactions with Affiliates    ~~63~~68
6.6    Limitation on Violation of Anti-Corruption Laws and Sanctions    ~~63~~68
SECTION 7. EVENTS OF DEFAULT    ~~63~~68
SECTION 8. THE MANAGING ADMINISTRATIVE AGENT    ~~65~~70
8.1    Appointment    ~~65~~70
8.2    Delegation of Duties    ~~66~~71
8.3    Exculpatory Provisions    ~~66~~71
8.4    Reliance by Managing Administrative Agent    ~~66~~71

8.5    Notice of Default    ~~67~~72
8.6    Non-Reliance on Managing Administrative Agent and Other Lenders    ~~67~~72
8.7    Indemnification    ~~67~~72
8.8    Managing Administrative Agent in Its Individual Capacity    ~~68~~73
8.9    Successor Managing Administrative Agent    ~~68~~73
8.10    Substitute Managing Administrative Agent    ~~68~~73
8.11    Arrangers, Etc    ~~69~~74
8.12    Certain ERISA Matters    ~~69~~74
8.13    Erroneous Payments.    75
SECTION 9. MISCELLANEOUS    ~~70~~78
9.1    Amendments and Waivers    ~~70~~78
9.2    Notices    ~~71~~79
9.3    No Waiver; Cumulative Remedies    ~~74~~84
9.4    Survival of Representations and Warranties    ~~75~~84
9.5    Payment of Expenses and Taxes    ~~75~~84
9.6    Successors and Assigns; Participations and Assignments    ~~76~~85
9.7    Adjustments; Set-off    ~~79~~89
9.8    Counterparts    ~~80~~89
9.9    Severability    ~~80~~89
9.10    Integration    ~~80~~89
9.11    Termination of Commitments and Swing Line Commitments    ~~80~~90
9.12    GOVERNING LAW    ~~80~~90
9.13    Submission To Jurisdiction; Waivers    ~~80~~90
9.14    Acknowledgements    ~~81~~91
9.15    WAIVERS OF JURY TRIAL    ~~81~~91
9.16    Waiver of Immunity    ~~82~~91
9.17    Judgment Currency    ~~82~~91
9.18    Confidentiality    ~~82~~92
9.19    USA PATRIOT Act    ~~83~~92
9.20    Termination of Agreement    ~~83~~93
9.21    Acknowledgment and Consent to Bail-In of Financial Institutions    ~~83~~93
SECTION 10. GUARANTEE    ~~84~~93
10.1    Guarantee    ~~84~~93
10.2    Obligations Unconditional    ~~84~~94
10.3    Reinstatement    ~~85~~95
10.4    Subrogation    ~~85~~95
10.5    Remedies    ~~85~~95
10.6    Continuing Guarantee    ~~86~~95

SCHEDULES
1.2    -    Commitments
3.6    -    Material Litigation
3.15    -    Material Subsidiaries
6.2(f)    -    Liens
EXHIBITS
A    Form of Revolving Credit Note
B    Form of Swing Line Note
C    Form of Closing Certificate
D    Form of Swing Line Loan Participation Certificate
E-1    Form of Subsidiary Borrower Designation
E-2    Form of Subsidiary Borrower Termination Notice
F-1    Form of Opinion of General Counsel of the Company
F-2    Form of Opinion of Special New York Counsel to the Managing Administrative Agent
G    Form of Borrowing Notice
H    Form of Assignment and Acceptance
I    [Reserved]
J-1    Form of New Lender Supplement
J-2    Form of Commitment Increase Supplement
K-1    Form of US Tax Certificate
K-2    Form of US Tax Certificate
K-3    Form of US Tax Certificate
K-4    Form of US Tax Certificate
L    Form of Swing Line Borrowing Notice

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 14, 2019 among MASTERCARD INCORPORATED, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time parties hereto, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), CITIBANK, N.A., as managing administrative agent for the Lenders hereunder (in such capacity, the “Managing Administrative Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
WHEREAS, the Company, the Managing Administrative Agent, the Administrative Agent and the lenders party thereto (the “Existing Lenders”) entered into a Second Amended and Restated Credit Agreement dated as of November 15, 2018 (as amended by Amendment No. 1 dated as of June 5, 2019 and as further amended, supplemented or otherwise modified, and as in effect immediately before giving effect to, the amendment and restatement thereof contemplated hereby to occur on and as of the Third Restatement Effective Date, the “Existing Credit Agreement”);
WHEREAS, the Company has requested that the Existing Lenders, the Managing Administrative Agent and the Administrative Agent, as applicable, agree to amend and restate the Existing Credit Agreement in its entirety pursuant to this Agreement, and the Existing Lenders, the Managing Administrative Agent and the Administrative Agent are willing to do so, on the terms and subject to the conditions contained herein;
WHEREAS, Citibank, N.A., JPMorgan Chase Bank, N.A. and the other Lenders party hereto (together with Existing Lenders that are not Lenders but have consented hereto) constitute the Managing Administrative Agent, the Administrative Agent and the Lenders, as applicable, under (and each as defined in) the Existing Credit Agreement immediately prior to the Third Restatement Effective Date for purposes of Section 9.1 of the Existing Credit Agreement and have consented to such amendment and restatement of the Existing Credit Agreement;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Credit Agreement shall, upon the satisfaction of the conditions precedent specified in Section 4.1 on the Third Restatement Effective Date, be amended and restated in its entirety to read as follows:
SECTION 1. DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“ABR”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
~~(i)~~ (i) the rate of interest announced publicly by Citibank in New York City from time to time as Citibank’s base rate;
~~(ii)~~ (ii) for any day, 1.00% per annum above the London Interbank Offered Base Rate that would be in effect for a LIBOR Loan denominated in Dollars and having an Interest Period of one month that commences on the second Business Day following such day; and
~~(iii)~~ (iii) for any day, 0.50% per annum above the New York Fed Bank Rate in effect on such day.
Each change in any interest rate provided for herein based upon the ABR resulting from a change in the ABR shall take effect at the time of such change in the ABR.
“ABR Loans”: Revolving Credit Loans hereunder denominated in Dollars and the rate of interest applicable to which is based upon the ABR.
“Administrative Agent”: as defined in the preamble hereof.
“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Managing Administrative Agent.
“Affected Currency”: as defined in subsection 2.11(a).
“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreement”: this Third Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption (including, without limitation, the Foreign Corrupt Practices Act).
“Applicable Facility Fee Rate”: for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate
Rating Level 1 Period	0.05%
Rating Level 2 Period	0.06%
Rating Level 3 Period	0.08%
Rating Level 4 Period	0.09%
Rating Level 5 Period	0.125%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.
“Applicable Margin”: for any Loan of any Type and while any particular Rating Level Period applies, the rate per annum set forth below opposite the reference to the relevant Rating Level Period for Loans of such Type:

Rating Level Period	Applicable Margin
	LIBOR Loans	ABR Loans
Rating Level 1 Period	0.575%	0.0%
Rating Level 2 Period	0.69%	0.0%
Rating Level 3 Period	0.795%	0.0%
Rating Level 4 Period	0.91%	0.0%
Rating Level 5 Period	1.00%	0.0%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.
“Article 55 BRRD”: Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignee”: as defined in subsection 9.6(c).
“Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Managing Administrative Agent, substantially in the form of Exhibit H or any other form approved by the Managing Administrative Agent.
“Available Commitment”: as to any Lender on any day, an amount equal to the excess, if any, of (a) the amount of such Lender’s Commitment then in effect over (b) the aggregate of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (ii) an amount equal to the Swing Line Exposure of such Lender (including, as applicable (but without duplication), in its capacity as Swing Line Lender) (after giving effect to any repayment of Swing Line Loans on such day).
“Available Tenor”: as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of a Financial Institution.
“Bail-In Legislation”: (i) with respect to any EEA Member Country implementing Article 55 BBRD, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom (to the extent that the United Kingdom is not such an EEA Member Country), the U.K. Bail-In Legislation.
“Benchmark”: initially, (i) with respect to amounts denominated in Dollars, USD LIBOR, and (ii) with respect to any amounts denominated in EURO, EURIBO Rate; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.11(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”: for any Available Tenor:
(a)    For purposes of Section 2.11(b)(i), the first alternative set forth below that can be determined by the Managing Administrative Agent:
(i)    the sum of: (x) Term SOFR and (y) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of USD LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of USD LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of USD LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or
(ii)    the sum of: (x) Daily Simple SOFR and (y) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section (which spread adjustment, for the avoidance of doubt, shall be 0.11448% (11.448 basis points); and
(b)     For purposes of clause (b)(ii) of Section 2.11, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Managing Administrative Agent and the Company as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable Currency in the U.S. syndicated loan market;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Managing Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Managing Administrative Agent in a manner substantially consistent with market practice (or, if the Managing Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Managing Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Managing Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event”: with respect to any then-current Benchmark other than USD LIBOR, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of any then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the New York Fed, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative and that representativeness will not be restored.
“Beneficial Ownership Certification”: as defined in subsection 4.1(i).

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers”: the Company and each Subsidiary Borrower.
“Borrowing Date”: any Business Day specified in a notice pursuant to Sections 2.2 or 2.13 as a date on which any Borrower requests the Lenders or a Swing Line Lender, as the case may be, to make Loans hereunder.
“Business”: as defined in subsection 3.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a LIBOR Loan, such day shall also be a day on which dealings in dollar deposits and exchange between banks may be carried on in London, England; provided, further, that if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Loan denominated in Euro, that is also a Target Operating Day.
“Capital Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capitalized Lease Obligations”: all obligations under Capital Leases of any Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.
“Citibank”: Citibank, N.A.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Commitment”: as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in part (a) of Schedule 1.2, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement. The aggregate amount of the Commitments of all Lenders on the date hereof is $6,000,000,000.
“Commitment Increase Offer”: as defined in subsection 2.18(a).
“Commitment Increase Supplement”: as defined in subsection 2.18(c).
“Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).
“Commitment Period”: the period from and including the date hereof to but not including the Revolving Credit Termination Date or such earlier date on which the Commitments shall terminate as provided herein.
“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b) or (c) of the Code.
“Company”: as defined in the preamble hereof.
“Confidential Information”: information that the Company or any of its Subsidiaries (or any of their representatives) furnishes to the Managing Administrative Agent or any Lender, but does not include any such information that is or becomes generally available to the public (other than as a result of a breach of this Agreement) or that was available to the Managing Administrative Agent or such Lender on a non-confidential basis prior to its being furnished by the Company or any of its Subsidiaries (other than as a result of a breach of this Agreement or to the extent obtained from a source known to the Managing Administrative Agent or such Lender to be bound by a confidentiality agreement with the Company or any of its Subsidiaries and to be in breach of such confidentiality agreement).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.
“Currency”: with respect to any jurisdiction, the lawful money of such jurisdiction.
“Currency Valuation Notice”: as defined in subsection 2.6(b)(ii).
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Managing Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Managing Administrative Agent decides that any such convention is not administratively feasible for the Managing Administrative Agent, then the Managing Administrative Agent may establish another convention in its reasonable discretion.
“Declined Amount”: as defined in subsection 2.18(a).
“Declining Lender”: as defined in subsection 2.18(a).
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Defaulting Lender”: at any time, a Lender as to which the Managing Administrative Agent has notified the Company that (i) such Lender has failed to comply with its obligations under this Agreement to make a Loan, and/or make a payment to any Swing Line Lender and/or make a payment to the Managing Administrative Agent hereunder (each a “funding obligation”), in each case within two Business Days of the date required under the terms of the Loan Documents (unless such Lender notifies the Managing Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (unless waived)), (ii) such Lender has notified the Managing Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations, or has stated publicly that it does not intend to comply with its funding obligations, under other loan agreements or credit agreements or other similar agreements generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including any applicable default), to funding a Loan cannot be satisfied (unless waived)), (iii) such Lender has, for not less than three Business Days, failed to confirm in writing to the Managing Administrative Agent and the Company, in response to a written request of the Managing Administrative Agent or the Company, that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by the Managing Administrative Agent and the Company, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.21 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will cause the relevant Defaulting Lender to become a Non-Defaulting Lender) or such Lender has become the subject of a Bail-In Action. Any determination that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above will be made by the Managing Administrative Agent in its reasonable discretion acting in good faith. If the Company believes in good faith that a Lender should be determined by the Managing Administrative Agent to be a Defaulting Lender and so notifies the Managing Administrative Agent, citing the reasons therefor, the Managing Administrative Agent shall determine in its reasonable discretion acting in good faith whether or not such Lender is a Defaulting Lender. The Managing Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
“Dollar Equivalent”: with respect to any Loans denominated in Euros, the amount of Dollars that would be required to purchase the amount of Euros of such Loans on the date two

Business Days prior to the date of such borrowing (or, in the case of any determination made under Section 2.6(b) or redenomination under the last sentence of Section 2.12(a), on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Managing Administrative Agent offers to sell such Euros for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Managing Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election”: if the then-current Benchmark is a London Interbank Offered Base Rate, the occurrence of the following:
(a)    (i) with respect to Dollars, a notification by the Managing Administrative Agent to (or the request by the Company to the Managing Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); or (ii) with respect to any Currency other than Dollars, a notification by the Managing Administrative Agent to (or the request by the Company to the Managing Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities which include such Currency at such time in the U.S. syndicated loan market contain or are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the then current Benchmark with respect to such Currency as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b)    in each case, the joint election by the Managing Administrative Agent and the Company to trigger a fallback from the applicable Benchmark and the provision by the Managing Administrative Agent of written notice of such election to the Lenders.
“EEA Member Country”~~;~~: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“Eligible Foreign Currency”: Euros, so long as at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the international interbank market and (c) such currency is freely traded and readily available.
“Eligible Foreign Jurisdiction”: (a) on the Third Restatement Effective Date, Belgium and Singapore and (b) thereafter, each additional jurisdiction of organization of a Non-U.S. Subsidiary that has become a Subsidiary Borrower party hereto pursuant to Section 2.23(b); provided that, upon the delivery of a Lender Objection Notice pursuant to Section 2.23(d)(ii) in respect of any Eligible Foreign Jurisdiction, such jurisdiction shall cease to be an Eligible Foreign Jurisdiction hereunder.
“EMU”: economic and monetary union as contemplated in the Treaty on European Union.
“EMU Legislation”: legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Equity Interests”: as to any Person, the shares of capital stock of (or other ownership, distribution, profit or similar interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or ownership, distribution, profit or similar interests in) such Person, all of the securities that may be exchanged or converted for shares of capital stock of (or ownership, distribution, profit or similar interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), in each case, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Erroneous Payment”: as defined in subsection 8.13(a).
“Erroneous Payment Deficiency Assignment”: as defined in subsection 8.13(d)(i).
“Erroneous Payment Impacted Class”: as defined in subsection 8.13(d)(i).
“Erroneous Payment Return Deficiency”: as defined in subsection 8.13(d)(i).
“Erroneous Payment Subrogation Rights”: as defined in subsection 8.13(e).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro Equivalent”: with respect to any amount in Dollars, the amount of Euros that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate specified in the definition of the term “Dollar Equivalent”, as determined by the Managing Administrative Agent.
“Eurocurrency Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of such system.
“Euros”: the single currency of Participating Member States of the European Union, which shall be a Foreign Currency under this Agreement.
“EURIBO Rate”: for any Interest Period, the rate appearing on the applicable Bloomberg screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Managing Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the European Money Markets Institute rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period.
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Managing Administrative Agent or any Lender or required to be withheld or deducted from any amounts payable to the Managing Administrative Agent or any Lender:
~~(i)~~ (i) Taxes that are net income taxes (however denominated), branch profits taxes, and franchise taxes imposed on the Managing Administrative Agent or any Lender as a result of (A) a present or former connection between the Managing Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Managing Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note), or (B) the Managing Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein,
~~(ii)~~ (ii) Taxes that are attributable to such Lender’s failure to comply with the requirements of Section 2.16(b) or (c);
~~(iii)~~ (iii) Withholding taxes imposed by the United States resulting from any Requirement of Law in effect on the date on which such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to such United States withholding taxes under Section 2.16(a);
~~(iv)~~ (iv) Withholding Taxes imposed by the United States attributable to such Lender changing its lending office, except to the extent that such Lender was entitled, at the time of the designation of a new lending office, to receive additional amounts from any Borrower with respect to such Taxes under Section 2.16(a); and
~~(v)~~ (v) Withholding taxes imposed under FATCA.
“Existing Credit Agreement”: as defined in the recitals hereto.
“Existing Lender”: as defined in the recitals hereto.
“Extending Lender”: as defined in subsection 2.19(b).
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an intergovernmental agreement with respect to the foregoing in any jurisdiction.
“Federal Funds Rate”: for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.
“Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for Dollars or Euros, as applicable, provided for hereunder.
“Foreign Currency”: any Currency other than Dollars.
“GAAP”: generally accepted accounting principles in the United States in effect from time to time.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or obligations of the Company or its Subsidiaries in respect of settlement failures by one or more of its customers. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Guaranteed Obligations”: as defined in Section 10.1.
“Guarantor”: as defined in Section 10.1.
“Increasing Lender”: as defined in subsection 2.19(d).

“Indebtedness”: (a) all obligations for borrowed money (other than overdrafts incurred in the ordinary course of business), (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the consolidated balance sheet of the Company and its Subsidiaries, (c) indebtedness of others secured by any lien on any property owned by the Company or any of its Subsidiaries, whether or not such indebtedness has been assumed, (d) all Capitalized Lease Obligations, (e) all outstanding reimbursement obligations resulting from payments made under letters of credit, (f) all Guarantees of Indebtedness of others (excluding Guarantees entered into in the ordinary course of business relating to settlement failures between customers of the Company and Guarantees in respect of obligations that have been fully collateralized by the primary obligor), (g) the aggregate unpaid amounts owed with respect to settlements related to actual litigation or disputes underlying threatened litigation and final, non appealable judgments (it being understood that amounts deposited in escrow with respect to any payments under any such settlements and judgments shall not be owed until such time as such settlement and judgments are final and non appealable) and (h) all obligations under Interest Rate Agreements; provided that (x) Indebtedness shall not include (i) trade payables and accrued expenses arising in the ordinary course of business, (ii) indebtedness for borrowed money incurred in the ordinary course of business with respect to any settlement failure by one or more customers of the Company, including failure by one or more of its customers to meet merchant payment obligations, so long as such indebtedness is repaid within six Business Days after the date such indebtedness is incurred and is not re-incurred within five Business Days after such repayment, (iii) settlements due to customers in the ordinary course of business (excluding settlements referred to in clause (g) above), (iv) deferred taxes, (v) restricted security deposits held for customers in the ordinary course of business, (vi) underfunded pension liabilities and (vii) obligations with respect to settlements and judgments (other than settlements and judgments referred to in clause (g) above) and (y) the amount of Indebtedness pursuant to clause (h) above shall be the amount that would be payable upon termination of the relevant Interest Rate Agreement (after giving effect to netting).
“Indemnified Taxes”: any Taxes imposed on or with respect to any amounts payable to the Managing Administrative Agent or any Lender under this Agreement or any Notes, other than Excluded Taxes.
“Ineligible Person”: (a) a natural Person, (b) any Borrower or any Affiliate or Subsidiary of a Borrower or (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: as defined in Section 3.9.
“Interest Payment Date”: (a) as to any Loan, the rate of interest applicable to which is based upon the ABR, each Quarterly Date and the Revolving Credit Termination Date, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.
“Interest Period”: with respect to any LIBOR Loan:
~~(i)~~ (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one ~~week or one, two~~, three or six months thereafter, as selected by any Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and
~~(ii)~~ (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one ~~week or one, two~~, three or six months thereafter, as selected by any Borrower by irrevocable notice to the Managing Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(A)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(B)    any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and
(C)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.
“International”: Mastercard International Incorporated.
“Legal Entity Customer”: as defined in 31 C.F.R. 1010.230(e)(2).
“Lender”: as defined in the preamble hereof.
“Lender Insolvency Event”: (i) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for a Lender or its Parent Company, or a Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject or repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender Objection Notice”: as defined in subsection 2.23(d).
“LIBOR Loans”: Revolving Credit Loans hereunder the rate of interest applicable to which is based upon the London Interbank Offered Base Rate.
~~“LIBOR Successor Rate”: as defined in subsection 2.11(b).~~
~~“LIBOR Successor Rate Conforming Changes”: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Managing Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Managing Administrative Agent in a manner substantially consistent with market practice (or, if the Managing Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Managing Administrative Agent determines in consultation with the Company).~~
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to protect creditors against loss (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Loan”: any Revolving Credit Loan or Swing Line Loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, any Notes issued hereunder, each Subsidiary Borrower Designation, each amendment or waiver hereof or thereof and each other document that the Managing Administrative Agent and the Company shall agree in writing is a “Loan Document” for all purposes hereunder.
“Local Time”: (i) with respect to any Loan denominated in Dollars or any payment to be made in Dollars, New York City time, and (ii) with respect to any Loan denominated in Euros or any payment to be made in Euros, London time.

“London Interbank Offered Base Rate”: with respect to each day during each Interest Period (a) pertaining to a LIBOR Loan denominated in Dollars ~~or Euros~~, the rate appearing on the Screen at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in ~~such Currency~~Dollars with a maturity comparable to such Interest Period or (b) pertaining to a LIBOR Loan denominated in Euros, the EURIBO Rate; provided, in each case, that if any such rate is below zero, ~~the London Interbank Offered Base Rate~~ such rate will be deemed to be zero.
“Managing Administrative Agent”: as defined in the preamble hereof.
“Managing Administrative Agent’s Account”: for each relevant Currency, an account in respect of such Currency designated by the Managing Administrative Agent in a notice to the Company and the Lenders.
“Margin Stock”: margin stock within the meaning of Regulation U.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations, property or financial condition of the Company and its Subsidiaries taken as a whole (excluding those disclosed in any of the audited 2018 financial statements of the Company, the most recent Annual Report on Form 10-K of the Company and any Quarterly Report on Form 10-Q of the Company and any Current Report on Form 8-K of the Company filed with the SEC subsequent to the date of the Company’s most recent Annual Report on Form 10-K prior to the date hereof or in any Schedules to this Agreement as in effect on the date hereof and it being understood that a settlement failure by one or more customers of the Company shall not constitute an event, development or circumstance that has a “Material Adverse Effect”) or (b) the validity or enforceability of any of the Loan Documents or the material rights or remedies of the Managing Administrative Agent or the Lenders thereunder, taken as a whole.
“Material Subsidiary”: at any time, (i) a “significant subsidiary” as defined in Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended and (ii) each Subsidiary Borrower.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Moody’s”: Moody’s Investors Service, Inc., and its successors.
“Moody’s Rating”: at any time, the long-term issuer rating (or, if such rating is not available, the counterparty rating) of the Company then most recently announced and effective by Moody’s.
“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001 (a)(3) of ERISA and which is subject to Title IV of ERISA, to which the Company or any

Commonly Controlled Entity is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“New Lender”: as defined in subsection 2.18(b).
“New Lender Supplement”: as defined in subsection 2.18(b).
“New York Fed”: the Federal Reserve Bank of New York.
“New York Fed Bank Rate”: for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Managing Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.
“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.
“Notes”: the collective reference to the Revolving Credit Notes and the Swing Line Note.
“Non-U.S. Lender”: as defined in Section 2.16(b).
“Non-U.S. Subsidiary”: any Subsidiary that is not a U.S. Subsidiary.
“Non-U.S. Subsidiary Borrower”: any Subsidiary Borrower that is not a U.S. Subsidiary.
“Notice of Proposed Subsidiary Borrower Designation”: as defined in subsection 2.23(a).
“Objecting Lender”: as defined in subsection 2.23(d).
“Other Rate Early Opt-in Election”: an Early Opt-in Election has occurred under clause (a)(ii) and (b) of the definition of “Early Opt-in Election”.
“Outstanding Swing Line Loans”: as defined in Section 2.13(c).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight Federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Parent Company”: with respect to a Lender, the bank holding company (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant”: as defined in subsection 9.6(b).
“Participant Register”: as defined in subsection 9.6(b).
“Participating Member State”: each state so described in any EMU Legislation.
“Payment Recipient”: as defined in subsection 8.13(a).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Properties”: as defined in subsection 3.17(a).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarterly Dates”: the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.
“Rating Level Change”: a change in the S&P Rating or the Moody’s Rating, as applicable (other than as a result of a change in the rating system of S&P or Moody’s, as applicable) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the S&P Rating or the Moody’s Rating, as applicable, is first announced and effective by S&P or Moody’s, as applicable. If the rating system of Moody’s or S&P shall change, the Company and the Managing Administrative Agent shall negotiate in good faith to amend this definition with the consent of the Required Lenders to reflect such changed rating system and, pending the effectiveness of any such amendment, the Rating Level Period shall be determined by reference to the rating assigned by the other rating agency. If the rating systems of both Moody’s and S&P shall change, the Company and the Managing Administrative Agent shall negotiate in good faith to amend this definition with the consent of the Required Lenders to reflect such changed rating systems and (i) pending the effectiveness of any such amendment, the Rating Level Period shall be determined by reference to the rating most recently in effect prior to such change and (ii) upon the effectiveness of any such amendment, such amendment shall be deemed to have become effective on the date of such change in the rating systems of Moody’s and S&P (with any additional amount owing by any Borrower hereunder by reason of any retroactive adjustment in the Applicable Facility Fee Rate or the Applicable Margin to be paid by the applicable Borrower not later than ten Business Days after such effectiveness and any amount to be refunded to any Borrower by any Lender hereunder by reason of any such retroactive adjustment to be deducted by such Borrower from its next payments hereunder to or for the account of such Lender).
“Rating Level Period”: a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:
~~(i)~~ (i) “Rating Level 1 Period”: a period during which the S&P Rating is AA- or better or the Moody’s Rating is Aa3 or better;
~~(ii)~~ (ii) “Rating Level 2 Period”: a period during which the S&P Rating is A+ or the Moody’s Rating is A1;
~~(iii)~~ (iii) “Rating Level 3 Period”: a period during which the S&P Rating is A or the Moody’s Rating is A2;
~~(iv)~~ (iv) “Rating Level 4 Period”: a period during which the S&P Rating is A- or the Moody’s Rating is A3;
~~(v)~~ (v) “Rating Level 5 Period”: a period that is neither a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period nor a Rating Level 4 Period;
~~(vi)~~ (vi) If during any period both an S&P Rating and a Moody’s Rating have been announced and are effective, if such S&P Rating and Moody’s Rating shall not be equivalent to each other, the higher such rating shall be used to determine the Rating Level Period, provided that, if such S&P Rating and Moody’s Rating shall be separated by more than one level (it being acknowledged and agreed by way of example that the ratings of “BBB+” and “BBB” are separated by one level), the lower such rating, adjusted up by one level, shall be used to determine the Rating Level Period.
If Moody’s or S&P shall cease to issue debt ratings generally, then the Managing Administrative Agent and the Company shall negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute agency with that of the rating agency for which it is substituting) with the consent of the Required Lenders and (i) until such substitute rating agency is agreed upon, the foregoing Rating Level Period (and any Rating Level Change) will be determined on the basis of the rating assigned by the other rating agency and (ii) after such substitute agency is agreed upon, the Rating Level Period will be determined on the basis of the rating assigned by the other rating agency and such substitute rating agency.
“Register”: as defined in subsection 9.6(d).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.

“Regulation Y”: Regulation Y of the Board as in effect from time to time.
“Relevant Governmental Body”: (a) with respect to a Benchmark Replacement in respect of Dollars, the Board or the New York Fed, or a committee officially endorsed or convened by the Board or the New York Fed, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of any Currency other than Dollars, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Jurisdiction”: with respect to any Subsidiary Borrower, the jurisdiction of its organization.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
“Required Lenders”: at any time, Lenders the Commitment Percentages of which aggregate more than 50%.
“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country or the United Kingdom (to the extent that the United Kingdom is not an EEA Member Country) (including any delegee) having responsibility for the resolution of any Financial Institution.
“Responsible Officer”: the president and chief executive officer and the chief operating officer of the Company and, with respect to financial matters, the chief financial officer or the Treasurer or Assistant Treasurer of the Company.
“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its Swing Line Exposure at such time.

“Revolving Credit Loans”: as defined in subsection 2.1(a).
“Revolving Credit Note”: as defined in subsection 2.5(e).
“Revolving Credit Termination Date”: November ~~14, 2024, as extended from time to time pursuant to Section 2.19~~12, 2026, or such earlier date as the Commitments shall terminate pursuant to the terms hereof; provided that if the Revolving Credit Termination Date would otherwise fall on a day that is not a Business Day, the Revolving Credit Termination Date shall be the immediately preceding Business Day.
“S&P”: Standard & Poor’s Financial Services LLC, and its successors.
“S&P Rating”: at any time, the long-term issuer rating (or, if such rating is not available, the counterparty rating) of the Company then most recently announced and effective by S&P.
“Sale Leaseback”: any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country”: at any time, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or group of such Persons.
~~“Scheduled Unavailability Date”: as defined in subsection 2.11(b).~~
“Screen”: for any Currency, the relevant display page for LIBOR for such Currency (as determined by the Managing Administrative Agent) on the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Bloomberg (or another commercially available source providing quotations of ICE LIBOR as designated by the Managing Administrative Agent from time to time).
“Second Currency”: as defined in Section 9.17.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR”: a rate per annum equal to the secured overnight financing rate published by the New York Fed (or a successor administrator of the secured overnight financing rate) on the website of the New York Fed, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“Specified Currency”: as defined in Section 9.17.
“Specified Place”: as defined in Section 9.17.
“Subsidiary”: as to any Person, a corporation, partnership or other entity of which a majority of the Voting Shares are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Borrower”: each Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.23, so long as any such Subsidiary shall remain a Subsidiary Borrower hereunder.
“Subsidiary Borrower Designation”: a Subsidiary Borrower Designation entered into by the Company and a Subsidiary of the Company pursuant to Section 2.23, pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.23(b)) be designated as a Borrower hereunder, substantially in the form of Exhibit E-1 or any other form approved by the Managing Administrative Agent and the Company.
“Subsidiary Borrower Termination Notice”: as defined in subsection 2.23(c).
“Swing Line Commitment”: a Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.13. The amount of each Swing Line Lender’s Swing Line Commitment on the date hereof is set forth in part (b) of Schedule 1.2.
“Swing Line Commitment Shortfall”: as defined in subsection 2.13(a).
“Swing Line Exposure”: at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Swing Line Lender at any time shall be the aggregate principal amount of all Swing Line Loans of such Swing Line Lender outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Commitment Percentage of the total Swing Line Exposure at such time.
“Swing Line Lenders”: Citibank, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, U.S. Bank National Association, Bank of China, New York Branch, Bank of America, N.A., Goldman Sachs Bank USA and Wells Fargo Bank, National Association, each in its capacity as a provider of Swing Line Loans, as well as each Lender designated to be a Swing

Line Lender in accordance with subsection 2.13(a) and each Lender that is the assignee of a Swing Line Commitment assigned pursuant to Section 9.6(c).
“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit D.
“Swing Line Loans”: as defined in subsection 2.13(a).
“Swing Line Note”: as defined in subsection 2.13(b).
“Target Operating Day”: any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not scheduled to operate (as determined by the Managing Administrative Agent).
“Taxes”: any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR”: for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Restatement Effective Date”: the date on which the conditions precedent set forth in Section 4.1 shall be satisfied.
“Tranche”: the collective reference to LIBOR Loans of a single Currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such loans shall originally have been made on the same day); Tranches may be identified as “LIBOR Tranches”.
“Transferee”: as defined in subsection 9.6(f).
“Treaty on European Union”: the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993).
“Type”: as to any Revolving Credit Loan, its nature as an ABR Loan, a LIBOR Loan denominated in Dollars or a LIBOR Loan denominated in Euros.
“UK Bail-In Legislation”: (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“United States”: the United States of America.
“USD LIBOR”: the London interbank offered rate for Dollars.
“U.S. Subsidiary”: any Subsidiary of the Company that is organized under the laws of any State of the United States or the District of Columbia.
“Voting Shares”: as to any Person, shares of stock of or other ownership interests in such Person having ordinary voting power (other than such stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or similar managers) of such Person.
“Write-Down and Conversion Powers”: (a) with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) in relation to any UK Bail-In Legislation, (i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers and (ii) any similar or analogous powers under that UK Bail-In Legislation.
1.2    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.
(b)    As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time. If the Company notifies the Managing Administrative Agent that the Company requests an amendment to any provision hereof to eliminate or modify the effect of (x) any change occurring after the date hereof in GAAP or in the application or interpretation thereof on the operation of such provision or (y) any change in the last day of the first three fiscal quarters of the Company in any fiscal year from March 31, June 30 or September 30 or the last day of the fiscal year of the Company from December 31 (or if the Managing Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof or in the last day of any fiscal quarter or fiscal year, then such provision shall be interpreted (i) on the basis of GAAP, as in effect and applied immediately before such change shall have become effective or (ii) disregarding any such change in the last day of the fiscal quarter or fiscal year of the Company, as the case may be, in each case until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained herein or any reference to determination in accordance with GAAP, any obligations relating to a lease that was accounted for as an operating lease as of December 15, 2018 and any similar lease entered into after December 15, 2018 shall be accounted for as an operating lease and not a Capital Lease Obligation.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3    Currencies; Currency Equivalents. For the purposes of determining (i) whether the amount of any requested Loan, together with all other Loans then outstanding or to be borrowed at the same time as such Loan, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Loans, the outstanding principal amount of any Loan that is denominated in Euros shall be deemed to be the Dollar Equivalent of the amount of Euros of such Loan determined as of the date on which such Loan is made. For the purposes of determining the date on which the London Interbank Offered Base Rate is determined under this Agreement for the Interest Period for any Loan denominated in Euros (or in any National Currency), references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.
1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2. AMOUNT AND TERMS OF LOANS
2.1    Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) in Dollars or in Euros (with respect to Euros, so long as Euros constitute an Eligible Foreign Currency) to any Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, when added to such Lender’s Swing Line Exposure (including, as applicable, in its capacity as Swing Line Lender) (after giving effect to any repayment of Swing Line Loans on such day), not to exceed the amount of such Lender’s Commitment, provided that the aggregate principal amount of all Loans outstanding at any time

(after giving effect any repayment of Swing Line Loans on such day) shall not exceed the aggregate amount of the Commitments at such time. During the Commitment Period any Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(b)    The Revolving Credit Loans may from time to time be LIBOR Loans denominated in Dollars, LIBOR Loans denominated in Euros, ABR Loans denominated in Dollars, or a combination thereof, as determined by any Borrower and notified to the Managing Administrative Agent in accordance with Sections 2.2 and 2.7.
2.2    Procedure for Revolving Credit Borrowing. Any Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Managing Administrative Agent irrevocable notice (which notice must be received by the Managing Administrative Agent prior to (a) 4:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially LIBOR Loans or (b) 3:00 P.M., New York City time, on the same Business Day of the requested Borrowing Date, otherwise), specifying (i) the amount and Currency to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of LIBOR Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of LIBOR Loans, the respective amounts of each such Type of Revolving Credit Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing in Dollars under the Commitments shall be in an amount equal to at least $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $10,000,000, such lesser amount). Each borrowing under the Commitments in Euros shall be in an amount equal to at least €10,000,000 or a whole multiple of €1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $10,000,000, the Euro Equivalent of such lesser amount).
If no election as to the Currency of a borrowing is specified, then the requested borrowing shall be denominated in Dollars. If no election as to the Type of a borrowing is specified, then the requested borrowing shall be in ABR Loans unless Euros have been specified, in which case the requested borrowing shall be in LIBOR Loans denominated in Euros. If no Interest Period is specified with respect to any requested LIBOR Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Upon receipt of any such notice from any Borrower, the Managing Administrative Agent shall promptly notify each Lender thereof. Except as contemplated by subsection 2.13(c), each Lender will make the amount of its pro rata share of each borrowing available to the Managing Administrative Agent for the account of the applicable Borrower at the Managing Administrative Agent’s Account prior to 2:00 P.M., Local Time, to the extent the requested Revolving Credit Loans are to be initially LIBOR Loans, or 4:00 P.M., New York City time, otherwise, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Managing Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Managing Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Managing

Administrative Agent by the Lenders and in like funds as received by the Managing Administrative Agent.
2.3    Facility Fee. The Company agrees to pay to the Managing Administrative Agent for the account of each Lender a facility fee for the period from and including the first day of the Commitment Period to the Revolving Credit Termination Date, computed at a rate per annum equal to the Applicable Facility Fee Rate on the average daily Commitment of such Lender, whether or not utilized, from and including the first day of the Commitment Period until the Revolving Credit Termination Date. Such facility fee shall be payable quarterly in Dollars in arrears on each Quarterly Date, on the Revolving Credit Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.
Anything herein to the contrary notwithstanding, during any period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any facility fees accruing during such period pursuant to this Section 2.3 on the amount of its Commitment equal to the average daily unutilized portion thereof during such period (without prejudice to the rights of the Swing Line Lenders in respect of such facility fees).
2.4    Termination or Reduction of Commitments. The Company shall have the right, upon not less than one Business Day’s notice to the Managing Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that (a) after giving effect to such termination or reduction, the aggregate outstanding principal amount of the Loans shall not exceed the aggregate Commitments and (b) a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice (and any required prepayments) may be revoked by the Company (by notice to the Managing Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.
2.5    Repayment of Revolving Credit Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Managing Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Credit Loan made to such Borrower by such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 7), in the Currency in which such Revolving Credit Loan was made. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof in the same currency in which such Revolving Credit Loan was made and at the rates per annum, and on the dates, set forth in Section 2.9.
(b)    Each Lender shall maintain in accordance with its usual practice appropriate records evidencing indebtedness of each Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    The Managing Administrative Agent shall maintain the Register pursuant to subsection 9.6(d), and a record therein for each Lender, in which shall be recorded (i) the amount and Currency of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Managing Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and the records of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be conclusive evidence (absent manifest error) of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Managing Administrative Agent to maintain the Register or any such record, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Revolving Credit Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
(e)    Each Borrower agrees that, upon request to the Managing Administrative Agent by any Lender, each Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Revolving Credit Note”).
2.6    Prepayment of Loans. (a) Optional Prepayments. Any Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, subject to the requirements of this Section 2.6 and Section 2.17, in the Currency in which such Revolving Credit Loan was made.
(b)    Mandatory Prepayments.
(i)    Determination of Amount Outstanding. On each Quarterly Date and promptly upon the receipt by the Managing Administrative Agent of a Currency Valuation Notice (as defined below), the Managing Administrative Agent shall determine the aggregate Revolving Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Revolving Credit Loan that is denominated in Euros shall be deemed to be the Dollar Equivalent of the amount in Euros of such Revolving Credit Loan, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Managing Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Managing Administrative Agent shall promptly notify the Lenders and the Company thereof.
(ii)    Prepayment. If, on the date of such determination the aggregate Revolving Credit Exposure exceeds 105% of the aggregate amount of the Commitments as then in effect, the Managing Administrative Agent shall notify the Company and within three Business Days of the delivery of such notice each applicable Borrower shall prepay its

Revolving Credit Loans or Swing Line Loans in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Credit Exposure does not exceed the aggregate amount of the Commitments as then in effect.
For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Managing Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Managing Administrative Agent determine the aggregate Revolving Credit Exposure. The Managing Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any three-month period.
Any prepayment pursuant to this paragraph (b) shall be applied, first, to Swing Line Loans outstanding and second, to Revolving Credit Loans outstanding.
(c)    Notices, Etc. Prepayments pursuant to Section 2.6(a) may be made upon at least two Business Days’ irrevocable notice from the applicable Borrower to the Managing Administrative Agent, if such prepayment is to be applied in whole or in part to LIBOR Loans denominated in Dollars, upon at least three Business Days’ irrevocable notice if such prepayment is to be applied in whole or in part to LIBOR Loans denominated in Euros, and upon same day notice otherwise (which notices shall be made on the relevant day not later than 11:00 A.M., New York City time or, in the case of a LIBOR Loan denominated in Euros, 11:00 A.M., London time), specifying the date, Currency and amount of prepayment and whether the prepayment is of LIBOR Loans, or a combination of LIBOR and ABR Loans, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Managing Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid and any other amounts payable pursuant to Section 2.17, provided that a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Managing Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments shall be in an aggregate principal amount of (i) with respect to Loans denominated in Dollars, $10,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) with respect to Loans denominated in Euros, €10,000,000 or a whole multiple of €1,000,000 in excess thereof. Prepayments of any Swing Line Loan shall be as provided in subsection 2.13(a).
2.7    Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert LIBOR Loans denominated in Dollars to ABR Loans by giving the Managing Administrative Agent at least three Business Days’ prior irrevocable notice of such election, provided that any such conversion of such LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Managing Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Managing Administrative Agent shall promptly notify each Lender thereof.

All or any part of outstanding LIBOR Loans and ABR Loans may be converted as provided herein, provided that (i) no Revolving Credit Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Managing Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate, (ii) no Swing Line Loan may be converted into a loan that bears interest at any rate other than the ABR, (iii) a Revolving Credit Loan denominated in one Currency may not be converted to a Revolving Credit Loan in a different Currency and (iv) a LIBOR Loan denominated in Euros may not be converted to a Loan of a different Type.
(b)    Any LIBOR Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving notice to the Managing Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans, provided that (i) no LIBOR Loan denominated in Dollars may be continued as such when any Event of Default has occurred and is continuing and the Managing Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate, (ii) no LIBOR Loan denominated in Euros may have an Interest period of more than one month’s duration when any Event of Default has occurred and is continuing and the Managing Administrative Agent has or the Required Lenders have made such determination, (iii) a Revolving Credit Loan denominated in one Currency may not be continued as a Loan in a different Currency, but instead must be prepaid in the original Currency of such Revolving Credit Loan and reborrowed in the other Currency and (iv) no LIBOR Loan denominated in Euros may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments; and provided, further, that if the applicable Borrower shall fail to give such notice or if such continuation is not permitted such Revolving Credit Loans shall (in the case of failure to give such notice, if such Borrower would have then been entitled to select a one month Interest Period for such LIBOR Loan) be automatically converted to LIBOR Loans with an Interest Period of one month on the last day of such then expiring Interest Period or, in all other cases (if such Loan is denominated in Dollars), be converted to ABR Loans.
2.8    Minimum Amounts of Tranches. All borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans comprising each LIBOR Tranche shall be equal to (i) in the case of Revolving Credit Loans denominated in Dollars, $10,000,000 or a whole multiple of $1,000,000 in excess thereof (except as necessary to apply fully the required amount of a mandatory prepayment) and (i) in the case of Revolving Credit Loans denominated in Euros, €10,000,000 or a whole multiple of €1,000,000 in excess thereof (except as necessary to apply fully the required amount of a mandatory prepayment). In no event shall there be more than ten LIBOR Tranches outstanding at any time.
2.9    Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable London Interbank Offered Base Rate for such Interest Period plus the Applicable Margin.
(b)    Each ABR Loan and Swing Line Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    If all or a portion of (i) any principal of any Revolving Credit Loan or Swing Line Loan, (ii) any interest payable thereon, (iii) any facility fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is (x) in the case of any such overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of any such overdue interest, facility fee or other amount, the rate applicable to ABR Loans pursuant to subsection 2.9(b) plus 2% per annum, in each case from the date of such non-payment until such overdue principal, interest, facility fee or other amount is paid in full (as well after as before judgment).
(d)    Interest on Revolving Credit Loans and Swing Line Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
(e)    Payments of interest on the Revolving Credit Loans shall be made in the same Currency in which the Revolving Credit Loan was made.
2.10    Computation of Interest and Fees. (a) Whenever it is calculated by reference to the defined term “ABR”, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and the facility fee shall be calculated on the basis of a 360-day year for the actual days elapsed. The Managing Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a London Interbank Offered Base Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Managing Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Managing Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.
2.11    Interest Rate Determination. (a) If prior to the first day of any Interest Period for Revolving Credit Loans denominated in any Currency (the Currency of such Loans herein called the “Affected Currency”):
(i)    the Managing Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the London Interbank Offered Base Rate for any Interest Period for such Affected Currency; or

(ii)    the Required Lenders notify the Managing Administrative Agent that the London Interbank Offered Base Rate for any Interest Period for such Affected Currency will not adequately and fairly reflect the cost to such Required Lenders of funding or maintaining their respective LIBOR Loans for such Interest Period the Managing Administrative Agent shall give telecopy or telephonic notice thereof to the applicable Borrower and the Lenders as soon as practicable thereafter. If such notice is given, and during such period until such circumstances described in paragraph (i) and (ii) above cease to exist, (x) if the Affected Currency is Dollars, any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) if the Affected Currency is Euros, any request to make LIBOR Loans in the Affected Currency shall be ineffective, (z) any conversion or continuation request that requests the conversion of any Revolving Credit Loans to, or the continuation of any Revolving Credit Loans as, LIBOR Loans denominated in the Affected Currency shall be ineffective and if the Affected Currency is Dollars, such Revolving Credit Loans (unless prepaid) shall be continued as, or converted to, ABR Loans. Until such notice has been withdrawn by the Managing Administrative Agent (it being understood that the Managing Administrative Agent shall promptly withdraw any such notice if the circumstances described in paragraphs (i) and (ii) above cease to exist) (A) no further LIBOR Loans denominated in the Affected Currency shall be made or continued as such, nor (B) if the Affected Currency is Dollars, shall any Borrower have the right to convert ABR Loans to LIBOR Loans. Notwithstanding the foregoing, if the Managing Administrative Agent has made the determination described in clause (i) or (ii) above with respect to Euros, the Managing Administrative Agent, in consultation with the Company and the Lenders, may establish an alternative interest rate for LIBOR Loans denominated in Euros, in which case, such alternative rate of interest shall apply with respect to any outstanding LIBOR Loans denominated in Euros, until (1) the Managing Administrative Agent revokes the notice delivered with respect to the first sentence of this Section 2.11(a), (2) the Managing Administrative Agent or the Required Lenders notify the Company (and, if such notice is given by the Required Lenders, the Managing Administrative Agent) that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the LIBOR Loans denominated in Euros, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to fund or maintain Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Managing Administrative Agent and the Borrowers written notice thereof.
~~(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Managing Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Managing Administrative Agent (with a copy to the Company) that the Required Lenders have determined, that:~~
~~(i) adequate and reasonable means do not exist for ascertaining the London Interbank Offered Base Rate for any requested Interest Period, including, without~~

~~limitation, because the London Interbank Offered Base Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or~~
~~(ii) the supervisor for the administrator of the London Interbank Offered Base Rate or a Governmental Authority having jurisdiction over the Managing Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Base Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”),~~
~~then, after such determination by the Managing Administrative Agent or receipt by the Managing Administrative Agent of such notice, as applicable, the Managing Administrative Agent and the Company may amend this Agreement to replace London Interbank Offered Base Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the London Interbank Offered Base Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Managing Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Managing Administrative Agent notice that such Required Lenders do not accept such amendment.~~
~~If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods). Upon receipt of such notice, the Company may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of ABR Loans in the amount specified therein.~~
(b)    Benchmark Replacement Setting. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 2-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    Replacing USD LIBOR. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Replacing Other and Future Benchmarks. Upon (x) the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any such Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Managing Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders or (y) an Early Opt-in Effective Date with respect to an Other Rate Early Opt-in Election, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. At any time that the administrator of any then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator or the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative and will not be restored, (i) with respect to amounts denominated in Dollars, each Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Company’s receipt of notice from the Managing Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, each Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (ii) with respect to amounts denominated in any Currency other than Dollars, the obligation of the Lenders to make or maintain Loans referencing such Benchmark in the affected currency shall be suspended (to the extent of the affected amounts or Interest Periods (as applicable)) and any outstanding Loans in such Currency shall immediately or, in the case of a term rate at the end of the applicable Interest Period, be prepaid in full. During the period referenced in the foregoing sentence, if a component of ABR is based upon the Benchmark, such component will not be used in any determination of ABR.
(iii)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Managing Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Company and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iv)    Notices; Standards for Decisions and Determinations. The Managing Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Managing Administrative Agent as set forth in this Section 2.11(b) may be provided, at the option of the Managing Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Managing Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(b).
(v)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of any Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR, USD LIBOR or EURIBO Rate), then the Managing Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Managing Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
(vi)    Disclaimer. The Managing Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “London Interbank Offered Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to USD LIBOR or any other Benchmark or have the same volume or liquidity as did USD LIBOR or any other Benchmark, (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.11(b) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (b)(iv) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.11(b).

2.12    Pro Rata Treatment and Payments. (a) Except as provided in Section 2.18(d), each borrowing of Revolving Credit Loans by each Borrower from the Lenders hereunder, each payment by the Company on account of any facility fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by each Borrower on account of principal of and interest on any Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by each Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 2:00 P.M., Local Time, on the due date thereof to the Managing Administrative Agent, for the account of the Lenders, at the Managing Administrative Agent’s Account, in immediately available funds. The Managing Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. All amounts owing under this Agreement (including facility fees, payments required under Section 2.15 and payments required under Sections 2.16 and 2.17 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in Euros or payments relating to any such Loan required under Section 2.16 or 2.17, which are payable in Euros) are payable in Dollars.
(b)    Unless the Managing Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its allocable share of such borrowing available to the Managing Administrative Agent, the Managing Administrative Agent may assume that such Lender is making such amount available to the Managing Administrative Agent, and the Managing Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Managing Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Managing Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average New York Fed Bank Rate (or, with respect to amounts denominated in Euros, at the average rate per annum at which overnight deposits in Euros in an amount approximately equal to the amount which respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Managing Administrative Agent in the applicable offshore interbank market for such Currency to major banks in such interbank market) for the period until such Lender makes such amount immediately available to the Managing Administrative Agent. A certificate of the Managing Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Managing Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Managing Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder (or, with respect to amounts denominated in Euros, at the rate per annum applicable to LIBOR Loans denominated in Euros), on demand, from the applicable Borrower. If any such Lender shall subsequently pay its Commitment Percentage of such borrowing with interest thereon to the Managing Administrative Agent, the Managing Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period pursuant to the immediately preceding sentence.
2.13    Swing Line Commitment. (a) Subject to the terms and conditions hereof, each Swing Line Lender agrees to make swing line loans (“Swing Line Loans”) in Dollars to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of the amount of such Swing Line Lender’s Swing Line Commitment and the amount of such Swing Line Lender’s Commitment, provided that (i) the aggregate principal amount of all Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time, (ii) the aggregate principal amount of Revolving Credit Loans of such Lender outstanding at any time, when added to such Lender’s Swing Line Exposure (including, as applicable, in its capacity as Swing Line Lender) shall not exceed the aggregate amount of the Commitment of such Lender at such time and (iii) the aggregate principal amount of all Swing Line Loans outstanding at any one time shall not exceed $2,000,000,000. If the aggregate amount of all Swing Line Commitments is at any time less than $2,000,000,000 (such shortfall, the “Swing Line Commitment Shortfall”), the Company may designate one or more of the other existing Lenders as Swing Line Lenders (it being understood that the Swing Line Commitments of any such Lender may, at the option of such Lender, exceed its Commitment), having Swing Line Commitments in an aggregate amount not exceeding the Swing Line Commitment Shortfall; provided that no Lender may be so designated unless it agrees in its sole discretion to act in such capacity. The Swing Line Commitment of each Swing Line Lender (unless otherwise agreed by such Swing Line Lender) shall be reduced as follows: (x) upon any reduction of the Commitment of any Lender that is also a Swing Line Lender pursuant to Section 2.4, the Swing Line Commitment of such Swing Line Lender shall be reduced by the same proportion as such Commitment is so reduced and (y) upon any assignment by such Swing Line Lender of all or any portion of its Swing Line Commitment pursuant to subsection 9.6(c) and the assumption by the relevant assignee of the amount of such Swing Line Commitment so assigned, the Swing Line Commitment of such Swing Line Lender shall be reduced by the amount of its Swing Line Commitment so assigned. During the Commitment Period, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. All Swing Line Loans shall bear interest based upon the ABR and shall not be entitled to be converted into loans that bear interest at any other rate. The Company shall either (x) give the relevant Swing Line Lender (with a copy to the Managing Administrative Agent) irrevocable notice substantially in the form of Exhibit L (which notice must be received by the Swing Line Lender prior to 4:00 P.M., New York City time, on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or a whole multiple of $50,000 in excess thereof), or (y) if there are eight or fewer Swing Line Lenders, give such notice to the Managing Administrative Agent (which notice must be received by the Managing Administrative Agent prior to 4:00 P.M., New York City time, on the requested Borrowing Date) and the Managing Administrative Agent will provide a copy of such notice to each Swing Line Lender prior to 5:00 P.M, New York City time, on the requested Borrowing Date, and, in the case of this clause (y), each Swing Line Lender shall be obligated to make a

Swing Line Loan in an amount equal to its pro rata share, determined on the basis of the respective unused Swing Line Commitments of the Swing Line Lenders, of the requested amount set forth in such notice. The proceeds of the Swing Line Loan will be made available by each applicable Swing Line Lender to the Company at the office of each applicable Swing Line Lender by 5:00 P.M., New York City time, on the Borrowing Date by crediting the account of the Company at such office with such proceeds. The Company may, at any time and from time to time, prepay the Swing Line Loans of any Swing Line Lender, in whole or in part, without premium or penalty, by notifying such Swing Line Lender prior to 4:00 P.M., New York City time, on any Business Day of the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.
(b)    The Company hereby unconditionally promises to pay to the Managing Administrative Agent for the account of each Swing Line Lender the unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 7). The Swing Line Loans shall, at the request of any Swing Line Lender, be evidenced by and repayable with interest in accordance with a promissory note of the Company substantially in the form of Exhibit B to this Agreement, with appropriate insertions (a “Swing Line Note”), payable to such Swing Line Lender and representing the obligation of the Company to pay the amount of the Swing Line Commitment of such Swing Ling Lender or, if less, the unpaid principal amount of the Swing Line Loans owing to such Swing Line Lender, with interest thereon as prescribed in Section 2.9. Each Swing Line Lender is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan made by such Swing Line Lender and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Swing Line Note of such Swing Line Lender and any such recordation shall constitute conclusive evidence (absent manifest error) of the accuracy of the information so recorded, provided that the failure by such Swing Line Lender to make any such recordation shall not affect any of the obligations of the Company under such Swing Line Note or this Agreement. Each Swing Line Note shall (a) be dated the Third Restatement Effective Date, (b) be stated to mature on the Revolving Credit Termination Date and (c) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 2.9.
(a)    Any Swing Line Lender at any time in its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably directs each Swing Line Lender to act on its behalf) request each Lender, including each Swing Line Lender, to make a Revolving Credit Loan that shall be initially an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Line Loans of such Swing Line Lender outstanding on the date such notice is given (the “Outstanding Swing Line Loans”). Unless any of the events described in paragraph (f) of Section 7 shall have occurred with respect to the Company (in which event the procedures of paragraph (e) of this Section shall apply) each Lender shall make the proceeds of its Revolving Credit Loan available to the Managing Administrative Agent for the account of such Swing Line Lender at the Managing Administrative Agent’s Account prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay such outstanding Swing Line Loans. Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under each Swing Line Note of such Swing Line Lender and shall be evidenced as provided in subsection 2.5(b).
(b)    Notwithstanding anything herein to the contrary, no Swing Line Lender shall be obligated to make any Swing Line Loans if the conditions set forth in Section 4.2 have not been satisfied.
(c)    If prior to the making of a Revolving Credit Loan pursuant to subsection 2.13(c) one of the events described in paragraph (f) of Section 7 shall have occurred and be continuing with respect to the Company, each Lender will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in subsection 2.13(c), purchase an undivided participating interest in each Outstanding Swing Line Loan in an amount equal to (i) its Commitment Percentage times (ii) the principal amount of such Swing Line Loan then outstanding. Each Lender will immediately transfer to the relevant Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof such Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.
(d)    Whenever, at any time after any Lender has purchased a participating interest in a Swing Line Loan of any Swing Line Lender, such Swing Line Lender receives any payment on account thereof, such Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to such Swing Line Lender any portion thereof previously distributed by such Swing Line Lender to it.
(e)    Each Lender’s obligation to make the Revolving Credit Loans referred to in subsection 2.13(c) and to purchase participating interests pursuant to subsection 2.13(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Company may have against any Swing Line Lender, the Company, any Subsidiary Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)    If a Lender becomes, and during the period it remains, a Defaulting Lender, any Swing Line Lender may, upon prior written notice to the Company and the Managing Administrative Agent, resign as a Swing Line Lender, effective at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice); provided that (i) no Swing Line Lender may so resign unless both (x) such Defaulting Lender’s Swing Line Exposure cannot be fully reallocated under Section 2.21(c)(i) and (y) the Company fails to comply with its obligations under Section 2.21(c)(ii) and (ii) such resignation by a Swing Line Lender will have no effect on its rights in respect of any outstanding Swing Line Loans or on the obligations of the Company, any Lender or any other Swing Line Lender under this Agreement with respect to any such outstanding Swing Line Loans.
2.14    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans denominated in any Currency as contemplated by this Agreement then, on notice by such Lender to the Company through the Managing Administrative Agent, (a) the commitment of such Lender hereunder to make LIBOR Loans denominated in such Currency, continue LIBOR Loans denominated in such Currency as such and, if such Currency is Dollars, convert ABR Loans to LIBOR Loans shall forthwith be cancelled, (b) if such Currency is Dollars, such Lender’s Loans then outstanding as LIBOR Loans denominated in Dollars, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) if such Currency is Euros, such Lender’s Loans then outstanding as LIBOR Loans denominated in Euros, if any, shall be repaid on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or repayment of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17.
2.15    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes, Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the London Interbank Offered Base Rate hereunder; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender in Dollars such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding liquidity or capital adequacy requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding liquidity or capital adequacy requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, the Company shall promptly pay to such Lender in Dollars such additional amount or amounts as will compensate such Lender for such reduction.
(c)    If any Lender becomes entitled to claim any additional amounts pursuant to paragraphs (a) or (b) of this Section 2.15, it shall promptly notify the Company (with a copy to the Managing Administrative Agent) of the event by reason of which it has become so entitled and of the basis for the calculation of such additional amounts; provided that the Company shall not be required to compensate a Lender pursuant to such paragraph for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, further that, if the change giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, and provided, further, that no Lender shall claim any additional amounts pursuant to paragraphs (a) or (b) of this Section 2.15 unless such Lender is generally seeking similar reimbursement from similarly situated borrowers and the compensation claimed pursuant to such paragraphs is not in excess of the corresponding amounts that such Lender is seeking from such similarly situated borrowers. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to the Company (with a copy to the Managing Administrative Agent), describing the basis for the calculation of such amounts, shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    For purposes of Section 2.14 and this Section 2.15, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (ii) rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted and gone into effect after the date of this Agreement.
(e)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a), (b) or (c) or payment of additional amounts under Section 2.16 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event or reducing additional amounts payable under Section 2.16; provided that such designation is made on terms that, in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a), (b) or (c), or 2.16.
(f)    For the purposes of this Section 2.15, each reference to the defined term “Lender” shall be deemed to include each Swing Line Lender.
2.16    Taxes. (a) All payments made by any Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, unless required by applicable law. If any such Taxes are required to be withheld from any amounts payable to the Managing Administrative Agent or any Lender hereunder or under any Note, (i) the relevant Borrower or the Managing Administrative Agent shall be entitled to make such withholding and shall pay the full amount withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Taxes are Indemnified Taxes, the amounts so payable to the Managing Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Managing Administrative Agent or such Lender (after payment of all Indemnified Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Indemnified Taxes are payable by the relevant Borrower, as promptly as possible thereafter such Borrower shall send to the Managing Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Managing Administrative Agent. If the relevant Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Managing Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Managing Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Managing Administrative Agent or any Lender as a result of any such failure. The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Managing Administrative Agent timely reimburse it for the payment of, any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document; provided that such Borrower shall not pay any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20) that result from a present or former connection between a Lender and the jurisdiction imposing such Tax, other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any

Loan or Loan Document. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(b)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Managing Administrative Agent, at the time or times reasonably requested by the Borrower or the Managing Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Managing Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Managing Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Managing Administrative Agent as will enable the Company or the Managing Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(b)(i)(x) and (i)(y) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Managing Administrative Agent, on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Managing Administrative Agent), two properly completed and duly signed copies of United States Internal Revenue Service Form W-9 (or any subsequent versions or successors thereto) certifying that such Lender is exempt from United States federal withholding tax. To the extent it is legally entitled to do so, each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:
(i)    on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Managing Administrative Agent), deliver to the Company and the Managing Administrative Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (together with any applicable underlying United States Internal Revenue Service forms and other certification documents), or any subsequent versions or successors thereto, (y) in the case of a Non-U.S. Lender claiming, in each case, exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit K-1, K-2, K-3 or K-4 (as applicable) and the applicable United States Internal Revenue Service Form W-8 or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by such Borrower under this Agreement and the other Loan Documents, or (z) any other form prescribed by applicable requirements of United States federal income tax law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such documentation as may be prescribed by applicable Requirements of Law to permit the Company and the Managing Administrative Agent to determine the withholding or deduction required to be made;
(ii)    deliver to the Company and the Managing Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company or the Managing Administrative Agent; and
(iii)    obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Managing Administrative Agent;
unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Managing Administrative Agent. Such Lender shall, to the extent it is legally entitled to do so, certify that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
(c)    If a payment made to the Managing Administrative Agent or any Lender under this Agreement and any Notes would be subject to United States federal withholding Tax imposed by FATCA if the Managing Administrative Agent or any Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Managing Administrative Agent or such Lender shall deliver to the Company and the Managing Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Managing Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Managing Administrative Agent as may be necessary for the Borrowers and the Managing Administrative Agent to comply with their obligations under FATCA and to determine that the Managing Administrative Agent or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d)    If the Managing Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund (including a refund that the Managing Administrative Agent or any Lender, as applicable, has elected to apply on its tax return for the following year) of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Managing Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Managing Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Managing Administrative Agent or such Lender in the event the Managing Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Managing Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (d) the payment of which would place the Managing Administrative Agent or any Lender in a less favorable net after-Tax position than the Managing Administrative Agent or any Lender would have been in if the Tax subject to indemnification or payment of additional amounts and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Managing Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.
(e)    For the purposes of this Section 2.16, each reference to the defined term “Lender” shall be deemed to include each Swing Line Lender.
(f)    For the purposes of determining withholding Taxes imposed under FATCA, from and after the Third Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
2.17    Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in making either (i) a borrowing of LIBOR Loans or (ii) a conversion into or continuation of LIBOR Loans, in each case after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement (regardless of whether such notice is permitted to be revocable under Section 2.4 or 2.6 and is revoked in accordance herewith) or (c) the making of either (i) a prepayment of LIBOR Loans or (ii) a conversion of LIBOR Loans, in each case on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall constitute an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount of such Loan denominated in the Currency of such Loan so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans denominated in such Currency provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount denominated in such Currency on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section shall be submitted to the applicable Borrower by such Lender. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.18    Commitment Increases. (a) In the event that the Company wishes to increase the aggregate Commitments, it shall notify the Lenders (through the Managing Administrative Agent) of the amount of such proposed increase (such notice, a “Commitment Increase Offer”). Each Commitment Increase Offer shall offer the Lenders the opportunity to participate in the increased Commitments ratably in accordance with their respective Commitment Percentages. In the event that any Lender (each, a “Declining Lender”) shall fail to accept in writing a Commitment Increase Offer within 10 Business Days after receiving notice thereof, all or any portion of the proposed increase in the Commitments offered to the Declining Lenders (the aggregate of such offered amounts, the “Declined Amount”) may instead be allocated to any one or more additional banks, financial institutions or other entities pursuant to paragraph (b) below and/or to any one or more existing Lenders pursuant to paragraph (c)(ii) below.
(b)    Any additional bank, financial institution or other entity (each, a “New Lender”) which, with the consent of the Company and the Managing Administrative Agent, elects to become a party to this Agreement and obtain a Commitment in an amount equal to all or any portion of a Declined Amount, shall execute a New Lender Supplement (each, a “New Lender Supplement”) with the Company and the Managing Administrative Agent, substantially in the form of Exhibit J-1, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.2 shall be deemed to be amended to add the name and Commitment of such New Lender.
(c)    Any Lender which (i) accepts a Commitment Increase Offer pursuant to subsection 2.18(a) or (ii) with the consent of the Company elects to increase its Commitment by an amount equal to all or any portion of a Declined Amount shall, in each case, execute a Commitment Increase Supplement (each, a “Commitment Increase Supplement”) with the Company and the Managing Administrative Agent, substantially in the form of Exhibit J-2, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 1.2 shall be deemed to be amended to so increase the Commitment of such Lender.
(d)    If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to subsection 2.18(b) or upon which a Lender’s Commitment is increased pursuant to subsection 2.18(c) there is an unpaid principal amount of Revolving Credit Loans, each Borrower shall borrow Revolving Credit Loans from the Lenders and/or (subject to compliance by the applicable Borrower with Section 2.17) prepay Revolving Credit Loans of the Lenders (which borrowings and prepayments may be on a non-ratable basis) such that, after giving effect thereto, the Revolving Credit Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Commitment Percentages.
(e)    Notwithstanding anything to the contrary in this Section, (i) in no event shall any transaction effected pursuant to this Section cause (x) the aggregate Commitments to exceed an amount equal to 150% of the aggregate amount of the Commitments in effect on the Third Restatement Effective Date or (y) unless otherwise agreed by the Managing Administrative Agent, an increase in the aggregate Commitments of an amount less than $50,000,000, (ii) the aggregate amount of any increase in Commitments pursuant to subsection 2.18(b) and (c)(ii) shall be limited to the relevant Declined Amount and (iii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.
2.19    Commitment Extensions. (a) The Company may, not earlier than 75 days and not later than 45 days before any anniversary of the Third Restatement Effective Date (each, an “Anniversary Date”), but no more than twice in total, by notice to the Managing Administrative Agent, request that the Revolving Credit Termination Date then in effect (the “Existing Revolving Credit Termination Date”) be extended to the date 364 days after the Existing Revolving Credit Termination Date. The Managing Administrative Agent shall promptly notify the Lenders of such request.
(b)    Each Lender, in its sole discretion, shall advise the Managing Administrative Agent whether or not such Lender agrees to such extension. If a Lender agrees to such extension (an “Extending Lender”), it shall notify the Managing Administrative Agent, in writing, of its decision to do so no later than 30 days prior to such Anniversary Date. A Lender that determines not to so extend its Commitment shall so notify the Managing Administrative Agent promptly after making such determination and is herein called a “Non-Extending Lender”. If a Lender does not give timely notice to the Managing Administrative Agent of whether or not such Lender agrees to such extension, it shall be deemed to be a Non-Extending Lender; provided that any Non-Extending Lender may, with the consent of the Company and the Managing Administrative Agent (such consent of the Managing Administrative Agent not to be unreasonably withheld), subsequently become an Extending Lender by notice to the Managing Administrative Agent and the Company.
(c)    The Managing Administrative Agent shall promptly notify the Company of each Lender’s determination not earlier than 30 days and not later than 20 days prior to the relevant Anniversary Date.
(d)    The Company shall have the right to accept Commitments from New Lenders, each of which shall be acceptable to the Managing Administrative Agent, in an aggregate amount not exceeding the aggregate amount of the Commitments of the Non-Extending Lenders, provided that the Company may in its sole discretion, offer to Extending Lenders the option to increase their Commitments (each such Lender being herein called an “Increasing Lender”) up to the aggregate amount of the Non-Extending Lenders’ Commitments before substituting any New Lenders for Non-Extending Lenders.

(e)    If and only if (i) more than 50% of the total of the Commitments is extended or otherwise committed to by Extending Lenders and any New Lenders, and (ii) immediately prior to the relevant Anniversary Date no Default has occurred and is continuing and the representations and warranties of the Company set forth in Section 3 shall be true and correct in all material respects on and as of such Anniversary Date as though made on and as of such date, and subject to each New Lender having executed a New Lender Supplement (on the effective date of which such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement), then effective on such Anniversary Date the Commitment of each Extending Lender shall be extended to the date 364 days after the Existing Revolving Credit Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day) which date shall thereafter be the Revolving Credit Termination Date; the increased Commitment of each Increasing Lender and the new Commitment of each New Lender shall take effect on such Anniversary Date; the Commitments of the Non-Extending Lenders shall be reduced pro rata on such Anniversary Date to the extent of such increased and new commitments and appropriate adjustments shall be made on such Anniversary Date to cause any then-outstanding Loans of the Lenders to be held on a pro rata basis among all Lenders; the remaining Commitment of each Non-Extending Lender (including, if such Non-Extending Lender is a Swing Line Lender, such Lender’s Swing Line Commitment) shall terminate on the Existing Revolving Credit Termination Date; and each applicable Borrower shall pay in full on the Existing Revolving Credit Termination Date all amounts payable to each Non-Extending Lender hereunder.
2.20    Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender or an Objecting Lender, or if any Lender is a Non-Extending Lender, or, so long as no Default or Event of Default has occurred and is continuing, a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 9.1 but requires the consent of all Lenders or all affected Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Managing Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and consents to such change, waiver, discharge or termination, as the case may be, provided that:
(i)    the Managing Administrative Agent shall have received the assignment fee specified in Section 9.6(e);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
2.21    Defaulting Lenders. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:
(a)    the facility fees set forth in Section 2.3 shall cease to accrue on the unutilized Commitment of such Defaulting Lender as provided in said Section 2.3;
(b)    to the extent permitted by applicable law, any prepayment of Loans shall, if the Company so directs at the time of the making of such prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding;
(c)    if any Swing Line Loan is outstanding at the time a Lender becomes a Defaulting Lender then:
(i)    the Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments (without giving effect to such Defaulting Lender’s Commitment); provided that (i) the sum of the total outstanding principal amounts of each Non-Defaulting Lender’s Revolving Credit Loans and its Swing Line Exposure (including, as applicable, in its capacity as Swing Line Lender) may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (ii) subject to Section 9.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Managing Administrative Agent, any Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Swing Line Exposure cannot be so reallocated, whether by reason of the proviso in clause (a) above or otherwise, the Company will, not later than five Business Days after demand by the Managing Administrative Agent (at the direction of the Swing Line Lenders) either, at its option, (A) prepay (subject to clause (d) below) in full the unreallocated portion thereof or (B) cash collateralize such Defaulting Lender’s Swing Line Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with procedures reasonably acceptable to the Managing Administrative Agent and the Swing Line

Lenders for so long as such Swing Line Exposure is outstanding, such prepayment and cash collateralization to be applied ratably to the outstanding Swing Line Loans of all of the Swing Line Lenders (and, until such prepayment and cash collateralization shall occur, the facility fees that would otherwise have been payable to such Defaulting Lender but for the last sentence of Section 2.3 and Section 2.21(a) shall instead be paid ratably to the Swing Line Lenders).
(d)    any amount paid by any Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Managing Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.22) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Managing Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Managing Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lenders (pro rata as to the respective amounts owing to each of them) under this Agreement, third if so determined by the Managing Administrative Agent or requested by a Swing Line Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swing Line Loan, fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Managing Administrative Agent, fifth, if so determined by the Managing Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, and sixth after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(e)    so long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan unless it is satisfied that the related exposure of the Defaulting Lender will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with paragraph (c)(ii) of this Section, and participating interests in any such newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (c)(i) and (c)(ii) of this Section.
(f)    the Company may (a) terminate the unused amount of the Commitment of a Defaulting Lender upon not less than one (1) Business Day’s prior notice to the Managing Administrative Agent (which will promptly notify the Lenders hereof), and in such event the provisions of this Section will apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Managing Administrative Agent, any Swing Line Lender or any Lender may have against such Defaulting Lender.

2.22    Defaulting Lender Cure. If the Company, the Managing Administrative Agent and the Swing Line Lenders agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Managing Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(c), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Managing Administrative Agent may determine to be necessary to cause the total outstanding principal amounts of Revolving Credit Loans and the Swing Line Loans of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such outstanding principal amount of the Revolving Credit Loans of each Lender and the Swing Line Loans will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
2.23    Designation of Subsidiary Borrowers.
(a)    Designation of Subsidiary Borrowers. Subject to the terms and conditions of this Section 2.23, the Company may, at any time and from time to time upon not less than 15 Business Days’ notice (a “Notice of Proposed Subsidiary Borrower Designation”) to the Managing Administrative Agent (or such shorter period which is reasonably acceptable to the Managing Administrative Agent), request that a Subsidiary specified in such notice become a party to this Agreement as a Borrower. Each Notice of Proposed Subsidiary Borrower Designation shall specify the name of such Subsidiary and its jurisdiction of organization, the proposed effective date of such designation and such other information relating thereto reasonably requested by the Managing Administrative Agent. The Managing Administrative Agent shall upon receipt of a Notice of Proposed Subsidiary Borrower Designation from the Company promptly notify each Lender thereof. Upon the satisfaction of the conditions specified in paragraph (b) of this Section 2.23 (but subject to the paragraph (d) of this Section 2.23), such Subsidiary shall become a party to this Agreement as a Borrower hereunder and shall be entitled to borrow Revolving Credit Loans on and subject to the terms and conditions of this Agreement, and the Managing Administrative Agent shall promptly notify the Lenders of such designation. If the designation of such Subsidiary Borrower obligates the Managing Administrative Agent or any Lender to comply with “know your customer” or other similar checks and identification requirements and procedures under any applicable laws, rules and regulations with respect to such Subsidiary Borrower in circumstances where the necessary information is not already available to it, the Company shall (or shall cause such Subsidiary Borrower to), promptly upon the request of the Managing Administrative Agent or any Lender (through the Managing Administrative Agent), supply such documentation and other evidence as is reasonably requested by the Managing Administrative Agent or any Lender in order for the Managing Administrative

Agent or such Lender to comply therewith (but which in no event shall be more onerous, taken as a whole, than the equivalent documents delivered by the Company on the date hereof).
(b)    Conditions Precedent to Designation Effectiveness. The designation by the Company of any Subsidiary as a Borrower hereunder shall become effective on the date on which the Managing Administrative Agent shall have received each of the following documents (each of which shall be reasonably satisfactory to the Managing Administrative Agent in form and substance, but which in to event shall be more onerous, taken as a whole, than the equivalent documents delivered by the Company on the date hereof), provided that the Managing Administrative Agent shall not have received a Lender Objection Notice pursuant to this Section that has not been withdrawn by the relevant Lender:
(i)    Subsidiary Borrower Designation. A Subsidiary Borrower Designation, duly completed and executed by the Company and the relevant Subsidiary, delivered to the Managing Administrative Agent;
(ii)    Opinion of Counsel. If requested by the Managing Administrative Agent, a favorable written opinion of external counsel to such Subsidiary Borrower (such counsel to be reasonably satisfactory to the Managing Administrative Agent), as to such matters as the Managing Administrative Agent may request, and the Company and such Subsidiary Borrower hereby instruct such counsel to deliver any such opinion;
(iii)    Corporate Documents. Such documents and certificates as the Managing Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary becoming party to this Agreement); and
(iv)    Other Documents. Receipt of such other documents relating thereto as the Managing Administrative Agent or its counsel may reasonably request (including any information requested by the Managing Administrative Agent or any Lender pursuant to the last sentence of paragraph (a) of this Section 2.23).
(c)    Termination of Subsidiary Borrowers. The Company may, at any time, terminate a Subsidiary Borrower as a Borrower hereunder by delivering to the Managing Administrative Agent a written notice thereof (each a “Subsidiary Borrower Termination Notice”), substantially in the form of Exhibit E-2 or any other form approved by the Managing Administrative Agent, such approval not to be unreasonably withheld or delayed. Any Subsidiary Borrower Termination Notice furnished hereunder shall be effective upon receipt thereof by the Managing Administrative Agent (which shall promptly so notify the Lenders), whereupon all commitments of the Lenders to make Revolving Credit Loans to such Subsidiary hereunder shall terminate and such Subsidiary shall cease to be a Borrower hereunder. If, at the time of any such termination, any Revolving Credit Loans or any other amounts hereunder or under any other Loan Documents are outstanding to the relevant Subsidiary, the Company shall assume all such obligations as primary obligations pursuant to an instrument in form and substance satisfactory to the Managing Administrative Agent, and upon such assumption, such

Subsidiary shall be automatically released from such obligations without any further action by any party.
(d)    Lender Objection. Any Lender may object to the designation or continuation of a Non-U.S. Subsidiary as a Subsidiary Borrower hereunder by notifying the Company and the Managing Administrative Agent thereof in writing (such Lender, an “Objecting Lender”, and such notice, a “Lender Objection Notice”) in the following circumstances:
(i)    with respect to any designation of a Non-U.S. Subsidiary as a Subsidiary Borrower in a jurisdiction other than an Eligible Foreign Jurisdiction, if such Lender may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Non-U.S. Subsidiary because of its jurisdiction of organization or whose internal policies preclude any such lending, establishing credit and/or doing business with respect to such Non-U.S. Subsidiary because of its jurisdiction of organization, and any Lender Objection Notice delivered as a result of the circumstances in this clause (i) shall be delivered as soon as practicable (but in any event not more than five Business Days) following such Lender’s receipt of a Notice of Proposed Subsidiary Borrower Designation with respect to such Non-U.S. Subsidiary, or
(ii)    with respect to the designation or continuation of a Non-U.S. Subsidiary as a Subsidiary Borrower in any jurisdiction, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall make it illegal for any Lender to lend to, establish credit for the account of and/or do any business whatsoever with a Non-U.S. Subsidiary organized in such jurisdiction;
provided that (x) any Lender which is relying solely on such internal policies as the basis for providing an such an objection pursuant to clause (i) above may provide a Lender Objection Notice only if such policies are being applied by such Lender to all similarly situated borrowers seeking loans or other extensions of credit from or with respect to doing business in such jurisdiction; (y) prior to the delivery of a Lender Objection Notice, each Lender that may be an Objecting Lender shall use reasonable efforts to designate (or identify) a different lending office for funding or booking its Loans to such Non-U.S. Subsidiary hereunder or to assign (or identify for purposes of assignment of) its rights and obligations hereunder to make its Revolving Credit Loans to such Non-U.S. Subsidiary hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate the need for a Lender Objection Notice and, in the sole judgment of such Lender, would not otherwise be disadvantageous to such Lender and would not subject such Lender to any unreimbursed cost or expense; and (z) if, pursuant to clause (y) above, such Lender shall assign its rights and obligations hereunder to make its Revolving Credit Loans to such Non-U.S. Subsidiary hereunder to an Affiliate, such Lender shall, to the extent of Revolving Credit Loans made to such Non-U.S. Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Revolving Credit Loans to such Affiliate in compliance with the provisions of Section 9.6 (provided that, at the request of the Managing Administrative Agent, such Lender and such Affiliate shall deliver an Assignment and Acceptance with respect to such deemed assignment).
In the event that the Company and the Managing Administrative Agent receive a Lender Objection Notice with respect to any Non-U.S. Subsidiary that has not been withdrawn by the applicable Objecting Lender, then (A) in the case of a Lender Objection Notice delivered pursuant to clause (i) above, the Company may not deliver a Subsidiary Borrower Designation with respect to such Non-U.S. Subsidiary Borrower pursuant to paragraph (b) of this Section 2.23 (and any such Subsidiary Borrower Designation shall be ineffective) and (B) in the case of a Lender Objection Notice delivered pursuant to clause (ii) above, (1) all commitments of the Lenders to make Revolving Credit Loans to such Subsidiary hereunder shall terminate and such Non-U.S. Subsidiary shall cease to be a Subsidiary Borrower hereunder (and any request by such Non-U.S. Subsidiary to borrow or continue Revolving Credit Loans hereunder shall be ineffective), (2) if, at the time of any such termination, any Revolving Credit Loans or any other amounts hereunder or under any other Loan Documents are outstanding to such Non-U.S. Subsidiary, the Company be deemed to have automatically assumed all such obligations as primary obligations (and, if so requested by the Managing Administrative Agent, the Company shall execute and deliver an instrument of assumption in form and substance satisfactory to the Managing Administrative Agent, whereupon such Subsidiary shall be released from such obligations without any further action by any party) and (3) the Managing Administrative Agent shall promptly notify the Lenders of the delivery of such Lender Designation Notice and such termination.
Subject to the requirements of this Section 2.23 (including the provisions of paragraph (a) hereof and this paragraph (d)), nothing herein shall preclude the Company from submitting thereafter another request for designation of such Non-U.S. Subsidiary as a Subsidiary Borrower hereunder.
(e)    Notices. Each Subsidiary of the Company that is or becomes a “Subsidiary Borrower” pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.
(f)    Liability Several and Not Joint. The Subsidiary Borrowers shall be liable solely for the obligations under the Loan Documents directly incurred by such Subsidiary Borrower and shall not be responsible for the obligations of the Company under the Loan Documents.

SECTION 3. REPRESENTATIONS AND WARRANTIES
To induce the Managing Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Managing Administrative Agent and each Lender, and, to the extent that any Non-U.S. Subsidiary Borrower is a party hereto, such Non-U.S. Subsidiary Borrower represents and warrants (solely as to itself and solely with respect to the representations set forth in Section 3.19) to the Managing Administrative Agent and each Lender that:
3.1    Financial Condition. The consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2018 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by PricewaterhouseCoopers LLP copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).
3.2    No Change. Since December 31, 2018 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
3.3    Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (provided that no representation is made under this clause (a) with respect to any Subsidiary of the Company (other than any Subsidiary Borrower) if the failure of such Subsidiary to be duly organized, validly existing or in good standing as aforesaid could not reasonably be expected to have a Material Adverse Effect), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction (other than that of its organization) where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clause (b), (c) or (d) above, to the extent that the failure to have such power, authority and legal right, to qualify as a foreign entity or to be in good standing or to comply with any Requirement of Law could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4    Corporate Power; Authorization; Enforceable Obligations. The Company and each Subsidiary Borrower has the corporate power and authority, and the legal right, to make, deliver, and perform the Loan Documents and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan

Documents except consents, authorizations, filings or notices that if not obtained or made, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Company and each Subsidiary Borrower. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Company and each Subsidiary Borrower enforceable against the Company and each Subsidiary Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
3.5    No Legal Bar. The execution, delivery and performance of the Loan Documents to which the Company and each Subsidiary Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or any Subsidiary Borrower and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that such violation or imposition of Liens could not reasonably be expected to have a Material Adverse Effect.
3.6    No Material Litigation. Except as listed on Schedule 3.6 or as disclosed in any public filing made by the Company prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.7    No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
3.8    Ownership of Property; Liens. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property material to the business of the Company and its Subsidiaries, taken as a whole, and good title to, or a valid leasehold interest in, all its other property material to the business of the Company and its Subsidiaries, taken as a whole, and none of such property is subject to any Lien except as permitted by Section 6.2, except in any such case to the extent that it could not reasonably be expected to have a Material Adverse Effect.
3.9    Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except for such claims that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
3.10    No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
3.11    Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge other than any Lien permitted under Section 6.2(a) or any Lien that could not reasonably be expected to have a Material Adverse Effect.
3.12    Federal Margin Regulations. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock. No part of the proceeds of any Loans will be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying Margin Stock in violation of the regulations of the Board. If requested by any Lender or the Managing Administrative Agent, the Company will furnish to each Lender and the Managing Administrative Agent a statement in conformity with the requirements of Federal Reserve Form FR U-1 or FR G-3, as appropriate, referred to in Regulation U, to demonstrate the compliance of any borrowing hereunder with Regulation U.
3.13    ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect, and each Plan has complied with the applicable provisions of ERISA and the Code, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred (other than via a “standard termination” as defined in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period that could reasonably be expected to have a Material Adverse Effect. The excess, if any, of the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of the last annual valuation date prior to the date on which this representation is made or deemed made, over the value of the assets of such Single Employer Plan allocable to such accrued benefits could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA that could reasonably be expected to have a Material Adverse Effect if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the best knowledge of the Company, no such Multiemployer Plan is in Reorganization or Insolvent. The excess, if any, of the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) over the assets under all such Plans allocable to such benefits could not reasonably be expected to have a Material Adverse Effect.
3.14    Investment Company Act; Other Regulations. Neither the Company nor any Subsidiary Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
3.15    Material Subsidiaries. As of the Third Restatement Effective Date, Schedule 3.15 lists each Material Subsidiary of the Company (and the direct and indirect ownership interest of the Company therein), in each case existing on September 30, 2019.
3.16    Purpose of Loans. The proceeds of the Loans shall be used by the Company and its Subsidiaries solely for general corporate purposes of the Company and its Subsidiaries.
3.17    Environmental Matters. Except to the extent any of the following could not reasonably be expected to have a Material Adverse Effect:
(a)    To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.
(b)    The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

(c)    Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.
3.18    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company, its employees, affiliates and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Company, any employee, affiliate or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
3.19    Representations and Warranties of Non-U.S. Subsidiary Borrowers. Each Non-U.S. Subsidiary Borrower severally represents and warrants that:
(a)    to ensure the validity, enforceability and admissibility in evidence of this Agreement against such Non-U.S. Subsidiary Borrower, it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority other than such filings and recordations that have already been made; and (b) this Agreement is in proper legal form under the law of the Relevant Jurisdiction of such Subsidiary Borrower for the enforcement thereof against such Subsidiary Borrower, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditor’s rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and all formalities required in the Relevant Jurisdiction of such Subsidiary Borrower for the validity, enforceability and admissibility in evidence of this Agreement have been accomplished, and no notarization is required, for the validity, enforceability and admissibility in evidence thereof, except as has been obtained and is in full force and effect or unless not required to be made until the relevant document is sought to be enforced.
(b)    this Agreement and the obligations evidenced hereby are and will at all times be direct and unconditional general obligations of such Subsidiary Borrower, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of such Subsidiary Borrower, whether now existing or hereafter outstanding. There exists no Lien (including any Lien arising out of any attachment, judgment or execution), nor any segregation or other preferential arrangement of any kind, on, in or with respect to any of the property or revenues of such Subsidiary Borrower or any of its Subsidiaries, except as expressly permitted by Section 6.2.
(c)    such Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement. The execution, delivery and performance by such Subsidiary Borrower of this Agreement constitute private and commercial acts rather than public or government acts. Neither such Subsidiary Borrower, nor any of its properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to the obligations of such Subsidiary Borrower under this Agreement.
3.20    Beneficial Ownership Certification. If applicable, as of the date hereof, the information included in any Beneficial Ownership Certification required to be provided is true and correct in all material respects.
SECTION 4. CONDITIONS PRECEDENT
4.1    Conditions to Initial Loan. The amendment and restatement of the Existing Credit Agreement and the agreement of each Lender to make the initial Loan requested to be made by it is subject to the satisfaction of the following conditions precedent (or until such conditions are waived pursuant to Section 9.1):
(a)    Loan Documents. The Managing Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company and (ii) for the account of any Swing Line Lender that requested a Swing Line Note, such Swing Line Note, conforming to the requirements hereof and for the account of any Lender that requested a Revolving Credit Note, such Revolving Credit Note, conforming to the requirements hereof, each executed by a duly authorized officer of the Company.
(b)    Closing Certificate. The Managing Administrative Agent shall have received, with a copy for each Lender, a closing certificate of the Company, dated the Third Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Managing Administrative Agent, executed by the President or his designee or any Vice President or Treasurer or Assistant Treasurer and the Secretary or any Assistant Secretary of the Company.
(c)    Corporate Proceedings. The Managing Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Managing Administrative Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance by the Company of this Agreement and the other Loan Documents and (ii) the making of the borrowings and the uses of the proceeds contemplated hereunder certified by its Secretary or an Assistant Secretary as of the Third Restatement Effective Date, which certificate shall be in form and substance satisfactory to the Managing Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
(d)    Incumbency Certificate. The Managing Administrative Agent shall have received a certificate of the Company, dated the Third Restatement Effective Date, as to the incumbency and signature of its officers executing any Loan Document, satisfactory in form and substance to the Managing Administrative Agent, executed by its President or any Vice President and its Secretary or any Assistant Secretary.
(e)    Corporate Documents. The Managing Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Third Restatement Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.
(f)    Fees. The Managing Administrative Agent shall have received the fees to be received on the Third Restatement Effective Date.
(g)    Legal Opinions. The Managing Administrative Agent shall have received (i) the executed legal opinion of Timothy Murphy, General Counsel of the Company, substantially in the form of Exhibit F-1, and (ii) the executed legal opinion of Milbank LLP, special New York counsel to the Managing Administrative Agent, substantially in the form of Exhibit F-2, each dated the Third Restatement Effective Date and covering such other matters incident to the transactions contemplated by this Agreement as the Managing Administrative Agent may reasonably require.
(h)    Existing Credit Agreement. Any outstanding principal, accrued interest, accrued facility fees and other amounts owing under the Existing Credit Agreement shall have been paid in full as of the Third Restatement Effective Date (it being understood and agreed, for the avoidance of doubt, that the Borrower may satisfy such prepayment with a concurrent borrowing hereunder). The Existing Lenders hereby waive any requirement to deliver prior notice of any prepayment or termination of existing commitments under the Existing Credit Agreement.
(i)    Beneficial Ownership Certification. Each Lender that has reasonably requested a certification regarding beneficial ownership in relation to the Company and each Subsidiary Borrower, in each case, as required by the Beneficial Ownership Regulation (a “Beneficial Ownership Certification”) shall have received such Beneficial Ownership Certification; provided, for the avoidance of doubt, a Beneficial Ownership Certification shall not be required for an entity that is not a Legal Entity Customer.
(j)    Other. The Managing Administrative Agent shall have received such other documents in connection with this Agreement as the Managing Administrative Agent may reasonably request.
4.2    Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan, but except as otherwise provided in Section 2.13(c)) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by the Company and (if such borrowing is being made by a Subsidiary Borrower) such Subsidiary Borrower (to the extent applicable under Section 3) pursuant to Section 3 of this Agreement (excluding the representations and warranties made by the Company in Sections 3.2 and 3.6) shall be true and correct in all material respects (except that such representations and warranties that are qualified as to materiality, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date (immediately before and immediately after giving effect to such Loan and to the application of the proceeds therefrom) except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.
Each borrowing by any Borrower hereunder shall constitute a representation and warranty by the Company as of the date thereof that the conditions contained in this Section have been satisfied.
SECTION 5. AFFIRMATIVE COVENANTS
The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Managing Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable), the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:
5.1    Financial Statements. Furnish to each Lender:
(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and
(b)    as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings of such quarter and of cash flows of the Company and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Information required to be delivered pursuant to this Section 5.1 shall be deemed to have been delivered to the Lenders on the date on which the Company provides written notice to the Managing Administrative Agent that such information has been posted on the Company’s website on the Internet at http://www.mastercard.com or in an internet or intranet website to which each Lender has access or is available on the website of the Securities and Exchange Commission or any successor at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice).
5.2    Certificates; Other Information. Furnish to the Managing Administrative Agent:
(a)    [Reserved];
(b)    within five days after the same are filed, copies of all financial statements and reports which the Company files with the Securities and Exchange Commission or any successor Governmental Authority; provided that any such financial statement or report shall be deemed to have been delivered on the date that the Company notifies the Managing Administrative Agent that such financial statement or report is available on “EDGAR”, the Electronic Data Gathering, Analysis and Retrieval system of the Securities and Exchange Commission, or at http://www.sec.gov/edgar.shtml or at another relevant website identified to the Lenders and accessible to such Lenders;
(c)    promptly, such additional financial and other information (including, for the avoidance of doubt, information related to the Beneficial Ownership Regulation) (other than any non-public information (except to the extent such non-public information is reasonably required to comply with ongoing obligations under applicable Anti-Corruption Laws) or materials pertaining to the Company’s proprietary new products, systems or services, proprietary marketing programs, strategies or plans, or any member specific billing, contractual or other arrangements) as the Managing Administrative Agent or any Lender through the Managing Administrative Agent may from time to time reasonably request.
Notwithstanding the foregoing, the Company will not be required to provide any information to the extent that the provision thereof would violate or constitute a waiver of any attorney-client privilege or violate any law, rule or regulation, or any obligation of confidentiality binding the Company or any of its Affiliates; provided that the Company shall (i) provide prompt notice to the Managing Administrative Agent that it intends to withhold such information on the basis that providing such information would violate or constitute a waiver of attorney-client privilege or violate a law, rule or regulation, or an obligation of confidentiality binding the Company or any of its Affiliates and (ii) use commercially reasonable efforts to communicate to the Managing

Administrative Agent, to the extent permitted, the applicable information in a way that would not violate such restrictions.
5.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be or (ii) to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
5.4    Conduct of Business and Maintenance of Existence. (a) Continue to engage in business of the same general type as now conducted by it; (b) preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 6.3 unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.
5.5    Maintenance of Property; Insurance. Keep all property material to the business of the Company and its Subsidiaries taken as a whole in good working order and condition ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies or through a self-insurance program deemed reasonable by the Company insurance on all its property in at least such amounts and against at least such risks as are, to the Company’s knowledge, usually insured against in the same general area by companies engaged in the same or a similar business.
5.6    Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or such other commonly accepted accounting practice which has been previously disclosed to the Managing Administrative Agent) shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender (coordinated through the Managing Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than any non-public information or materials pertaining to (i) its proprietary new products, systems or services, (ii) its proprietary marketing programs, strategies or plans, or (iii) any member specific billing, contractual or other arrangements) and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants, in each case during regular business hours upon reasonable advance notice and at any reasonable time but not more than once per fiscal year; provided that if a Default or Event of Default shall have occurred and be continuing, such visits and inspections (coordinated through the Managing Administrative Agent) may be conducted at any time upon reasonable notice.

5.7    Notices. Promptly give notice to the Managing Administrative Agent for distribution to the Lenders of:
(a)    the occurrence of any Default or Event of Default;
(b)    if the Company ceases to be a public reporting company under the Securities Exchange Act of 1934, as amended, any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, could reasonably be expected to have a Material Adverse Effect;
(c)    if the Company ceases to be a public reporting company under the Securities Exchange Act of 1934, as amended, any litigation or proceeding affecting the Company or any of its Subsidiaries as to which the Company determines that there is a reasonable probability of an adverse judgment and in which the amount involved is $50,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
(d)    the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any “pension plan” (as defined in Section 3(2) of ERISA), the creation of any Lien in favor of the PBGC or a Single Employer Plan, in each case that could reasonably be expected to result in a liability or Lien in excess of $10,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Multiemployer Plan, except where the termination, Reorganization or Insolvency of any Multiemployer Plan could not reasonably be expected to result in a liability in excess of $10,000,000;
(e)    any material adverse change in the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole; and
(f)    any change in the current last day of the fiscal quarter or the fiscal year of the Company, prior to giving effect to any such change.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein (other than under paragraph (f)) and stating what action the Company proposes to take with respect thereto. Notices and other communications to the Lenders required pursuant to paragraphs (b), (c), (d), (e) and (f) of this Section 5.7 may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Managing Administrative Agent.
5.8    Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.9    Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 6. NEGATIVE COVENANTS
The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Managing Administrative Agent hereunder or under any other Loan Document (other than contingent indemnification and expense reimbursement obligations not due and payable), the Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly:
6.1    [Reserved].
6.2    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
(a)    Liens for taxes and other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
(c)    pledges, deposits or similar liens in connection with workers’ compensation, unemployment insurance and other social security legislation or regulation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d)    (A) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (B) deposits and Liens on financial assets in each case to secure swaps or other derivatives or other funding management transactions, entered into by the Company or any of its

Subsidiaries to hedge against risks or for funding management purposes, in each case arising in the ordinary course of business and on commercially reasonable terms negotiated on an arms-length basis in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes);
(e)    easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;
(f)    Liens in existence on the date hereof listed on Schedule 6.2(f), provided that no such Lien is spread to cover any additional property after the Third Restatement Effective Date and that the amount of Indebtedness secured thereby is not increased;
(g)    Liens securing Indebtedness of the Company and its Subsidiaries incurred to finance the acquisition of fixed or capital assets (or any refinancing thereof that does not increase the amount of such Indebtedness outstanding at the time of such refinancing plus fees and expenses incurred in connection with such refinancing), provided that (i) such Liens shall be created at or not later than 180 days after the acquisition of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
(h)    bankers’ liens or other liens of financial institutions, in each case arising by operation of law in the ordinary course of business;
(i)    Liens on the property or assets of a Person which becomes a Subsidiary on or after the date hereof securing Indebtedness of such Person or liens on any property or assets acquired after the Third Restatement Effective Date, provided that (i) such Liens existed at the time such Person became a Subsidiary or at the time of such acquisition, as the case may be (the “relevant time”), and were not created in anticipation thereof and (ii) any such Lien is not spread to cover any additional property or assets after the relevant time, other than proceeds of such property or assets to the extent such proceeds were covered by the grant of security in existence at the relevant time and such grant was not created in anticipation thereof;
(j)    (A) Liens arising out of judgments or awards (x) which are stayed or bonded pending appeal or (y) with respect to which an appeal or a proceeding for review is being prosecuted in good faith and adequate reserves have been provided for the payment of such judgment or award and (B) Liens constituting escrow deposits or similar deposit arrangements (including, without limitation, a “Qualified Settlement Fund” within the meaning of Treasury Regulation §1.468B-1 and any analogous local, state, and/or foreign statute, law, regulation, or rule) with respect to the payment of settlements that are not yet final or that remain subject to appeal;
(k)    Liens in favor of the Company which secure the obligation of any Subsidiary to the Company;

(l)    Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;
(m)    any interest or title of a lessor or lessee under any lease entered in the ordinary course of business and covering only the assets so leased, to the extent that the same would constitute a Lien;
(n)    Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Company and all Subsidiaries) in aggregate an amount equal to the greater of: (x) $600,000,000 and (y) 4.0% of consolidated total assets of the Company and its Subsidiaries as of the end of the fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 most recently prior to the time the latest such Lien is incurred.
For purposes of determining compliance with this Section 6.2, the amount of obligations secured by Liens denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the latest date that obligations secured by such Liens were incurred.
6.3    Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:
(a)    if no Default or Event of Default shall have occurred and be continuing or would result therefrom, including without limitation under Section 7(i), the Company may be merged or consolidated with or into any other Person subject to the satisfaction of the following conditions: (i) the Company shall be the continuing or surviving corporation or (ii) (x) the survivor shall be organized under the laws of a state in the United States and shall assume the Company’s obligations under this Agreement and the other Loan Documents under an agreement in form and substance reasonably satisfactory to the Managing Administrative Agent, (y) at the request of any Lender, the survivor shall furnish to the Lenders all information necessary for them to comply with the Act (as defined in Section 9.19) and (z) if the Managing Administrative Agent so requests, it shall receive a legal opinion from outside counsel to the survivor reasonably satisfactory to the Managing Administrative Agent;
(b)    if no Default or Event of Default shall have occurred and be continuing or would result therefrom, a Subsidiary Borrower may be merged or consolidated with or into any other Person subject to the satisfaction of the following conditions: (i) such Subsidiary Borrower shall be the continuing or surviving corporation or (ii) (x) the survivor shall be organized under the laws of the same jurisdiction as the jurisdiction of organization of such Subsidiary Borrower or under the laws of a state in the United States and shall assume such Subsidiary Borrower’s obligations under this Agreement and the other Loan Documents under an agreement in form and substance reasonably satisfactory to the Managing Administrative Agent, (y) at the request of any Lender, the survivor shall furnish to the Lenders all information necessary for them to comply with the Act (as defined in Section 9.19) and (z) if the Managing Administrative Agent

so requests, it shall receive a legal opinion from outside counsel to the survivor reasonably satisfactory to the Managing Administrative Agent;
(c)    (i) any Subsidiary (other than a Subsidiary Borrower) may sell, lease, transfer or dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) to a wholly owned Subsidiary or the Company, and (ii) any Subsidiary Borrower may sell, lease or dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) to another Subsidiary Borrower or the Company; and
(d)    as permitted by Section 6.4 (including by way of merger, voluntary liquidation, winding up, dissolution or otherwise).
6.4    Limitation on Transfer or Disposition of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Company or any wholly-owned Subsidiary, except:
(a)    the sale or other disposition of obsolete or worn out property in the ordinary course of business;
(b)    the sale of cash and cash equivalents and similar investments in the ordinary course of business in connection with cash management activities or the use of proceeds thereof;
(c)    the sale or other disposition of any property (including the issuance of shares of any Subsidiary’s Capital Stock); provided that the aggregate book value of all assets so sold or disposed of pursuant to this clause (c) in any period of twelve consecutive months shall not exceed an amount equal to 25% of consolidated total assets of the Company and its Subsidiaries as at the beginning of such twelve-month period;
(d)    the sale or disposition of any real property (including, for the avoidance of doubt, by way of Sale Leaseback);
(e)    the sale of inventory in the ordinary course of business;
(f)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and
(g)    as permitted by subsection 6.3 (a) or (b).
6.5    Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than any transaction permitted by the terms of this Agreement and any transaction between the Company and its consolidated Subsidiaries) unless such transaction is upon fair and reasonable terms.

6.6    Limitation on Violation of Anti-Corruption Laws and Sanctions. Request any borrowing, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with, or for the benefit of, any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions by any party hereto.
SECTION 7. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    Any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder (other than principal), within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    Any representation or warranty made or deemed made by the Company or (to the extent applicable) any Subsidiary Borrower herein or in any other Loan Document or which is contained in any certificate furnished by it at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect (or, in the case of any such representation and warranty that is qualified as to materiality, in any respect) on or as of the date made or deemed made; or
(c)    The Company shall default in the observance or performance of any agreement contained in Section 5.7(a) or Section 6; or
(d)    the Company or any Subsidiary Borrower shall default in the observance or performance of any other term, covenant or agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company by the Managing Administrative Agent or the Required Lenders; or
(e)    The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) in excess of $300,000,000 in the aggregate, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which failure or other event or condition is to cause such Indebtedness to become due prior to its stated maturity, provided that this paragraph (e) shall not apply to Indebtedness that becomes due, or under which a default occurs, as a result of the voluntary sale or transfer of property or assets if such sale or transfer is permitted hereunder and such Indebtedness is paid by the relevant obligor; or

(f)    (i) The Company or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Company or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Company, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Company or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(h)    One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving a liability (to the extent not paid or fully covered by insurance) of $300,000,000 or more in the aggregate for all such judgments and decrees, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 90 days from the entry thereof; or
(i)    Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of Capital Stock representing 35% or more of the aggregate ordinary voting power in the election of directors of the Company or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Company’s directors; or the Company shall cease to own, beneficially and of record, the sole Class B membership interest in International or shall cease to have power to elect a majority of International’s directors; or
(j)    the Guarantee of the Company under Section 10 shall cease to be in full force and effect at any time, or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Borrower at any time;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Company or any Subsidiary Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Managing Administrative Agent may, or upon the request of the Required Lenders, the Managing Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Managing Administrative Agent may, or upon the request of the Required Lenders, the Managing Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
SECTION 8. THE MANAGING ADMINISTRATIVE AGENT
8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Managing Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Managing Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Managing Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Managing Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Managing Administrative Agent.
8.2    Delegation of Duties. The Managing Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Managing Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3    Exculpatory Provisions. Neither the Managing Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any Subsidiary Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Managing Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower to perform its obligations hereunder or thereunder. The Managing Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.
8.4    Reliance by Managing Administrative Agent. The Managing Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Subsidiary Borrower), independent accountants and other experts selected by the Managing Administrative Agent. The Managing Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Managing Administrative Agent. The Managing Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other Lenders as may be required hereunder) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Managing Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other Lenders as may be required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
8.5    Notice of Default. The Managing Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than an Event of Default consisting of failure of any Borrower to pay when due any principal of or interest on a Loan) hereunder unless the Managing Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Managing Administrative Agent receives such a notice, the Managing Administrative Agent shall give prompt notice thereof to the Lenders. The Managing Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required

Lenders; provided that unless and until the Managing Administrative Agent shall have received such directions, the Managing Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6    Non-Reliance on Managing Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Managing Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Managing Administrative Agent hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Managing Administrative Agent to any Lender. Each Lender represents to the Managing Administrative Agent that it has, independently and without reliance upon the Managing Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Managing Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company or any of its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Managing Administrative Agent hereunder, the Managing Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of the Managing Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
8.7    Indemnification. The Lenders agree to indemnify the Managing Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Managing Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, (including, without limitation, enforcement of the Managing Administrative Agent’s rights under this Section) any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Managing Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Managing Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
8.8    Managing Administrative Agent in Its Individual Capacity. The Managing Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though the Managing Administrative Agent were not the Managing Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Managing Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Managing Administrative Agent, and the terms “Lender” and “Lenders” shall include the Managing Administrative Agent in its individual capacity.
8.9    Successor Managing Administrative Agent . The Managing Administrative Agent may resign as Managing Administrative Agent upon 15 days’ notice to the Lenders, and the Managing Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Company (such approval not to be unreasonably withheld)), shall succeed to the rights, powers and duties of the Managing Administrative Agent hereunder. Effective upon such appointment and approval, the term “Managing Administrative Agent” shall mean such successor agent, and the former Managing Administrative Agent’s rights, powers and duties as Managing Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Managing Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Managing Administrative Agent’s resignation or removal as Managing Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Administrative Agent under this Agreement and the other Loan Documents.
8.10    Substitute Managing Administrative Agent. If at any time Citibank or the Company reasonably determines that Citibank is prevented from carrying out its functions as Managing Administrative Agent hereunder as contemplated hereby, Citibank or the Company, as the case may be, shall forthwith so notify the Company or Citibank, as the case may be, and the Administrative Agent (and Citibank shall promptly so notify the Lenders), and the Administrative Agent shall thereupon automatically assume and perform all of the functions of the Managing Administrative Agent and shall be entitled to all of the rights and benefits of the Managing Administrative Agent hereunder, until and only until such time as Citibank and the Company determine, and notify the Administrative Agent (which shall promptly notify the Lenders) that Citibank is no longer prevented from carrying out its functions as Managing Administrative Agent hereunder as contemplated hereby, whereupon Citibank shall automatically resume and perform all of the functions of the Managing Administrative Agent hereunder. Each Lender agrees to the foregoing and authorizes the Administrative Agent to assume and perform the functions of the Managing Administrative Agent under the circumstances set forth above.
8.11    Arrangers, Etc. The parties designated on the cover page hereof as “Joint Lead Arranger”, “Joint Book Manager”, “Global Coordinator”, “Regional Coordinator”, “Syndication

Agent” or “Documentation Agent” shall have, in their capacities as such, no responsibilities or liabilities under or in connection with this Agreement.
8.12    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, any (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Managing Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary or Subsidiary Borrower party to this Agreement, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Managing Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Managing Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any Subsidiary or Subsidiary Borrower party to this Agreement, that the Managing Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Managing Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
8.13    Erroneous Payments.
(a)    If the Managing Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Managing Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Managing Administrative Agent) received by such Payment Recipient from the Managing Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Managing Administrative Agent pending its return or repayment as contemplated below in this Section 8.13 and held in trust for the benefit of the Managing Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Managing Administrative Agent may, in its sole discretion, specify in writing), return to the Managing Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Managing Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Managing Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Managing Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Managing Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Managing Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Managing Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Managing Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Managing Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Managing Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Managing Administrative Agent pursuant to this Section 8.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Managing Administrative Agent pursuant to this Section 8.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.13(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender hereby authorizes the Managing Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Managing Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Managing Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Managing Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Managing Administrative Agent’s notice to such Lender at any time (and at all times subject to the consent rights of the Company required by Section 9.6(c)(i)) (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Managing Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment

Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Managing Administrative Agent in such instance)), and is hereby deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Managing Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Managing Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Managing Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Managing Administrative Agent shall be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Managing Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 9.6 (but excluding, in all events, any assignment consent or approval requirements of parties other than the Company (it being understood and agreed that at all assignments of Loans are subject to the consent rights of the Company required by Section 9.6(c)(i)), the Managing Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Managing Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Managing Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Managing Administrative Agent) and (y) may, in the sole discretion of the Managing Administrative Agent, be reduced by any amount specified by the Managing Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Managing Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Managing

Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the obligations of the Company and the Subsidiary Borrowers under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Managing Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any Subsidiary Borrower; provided that this Section 8.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company or any Subsidiary Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Managing Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Managing Administrative Agent from the Company or any Subsidiary Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Managing Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Managing Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 9. MISCELLANEOUS
9.1    Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section or as provided in Section 2.11(b), 2.18 or 2.19. The Required Lenders may, or, with the written consent of the Required Lenders, the Managing Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Managing Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender affected thereby, or (ii) reduce the voting rights of any Lender under this Section or amend, modify or waive subsection 9.6(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Company or any Subsidiary Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release or terminate the obligations of the Company under Section 10, so long as any Subsidiary Borrower is a party hereto or the Company has the right to so designate a Subsidiary Borrower hereunder, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Managing Administrative Agent and the Administrative Agent, or (iv) amend, modify or waive any provision of any Loan Document that adversely affects any Swing Line Lender in its capacity as such without the written consent of such Swing Line Lender or (v) amend, modify or waive Section 2.12 of this Agreement in a manner that would alter the pro rata payment and sharing provisions contained therein, without the consent of each Lender affected thereby, or (vi) amend, modify or waive any provision of Section 2.23(d) without the written consent of all the Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Managing Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Managing Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, alter the terms of this proviso, or require consent of all the Lenders will require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary herein, any provision of this Agreement may be amended by an agreement in writing entered into by the Managing Administrative Agent and the Company to (x) effect administrative changes of a technical nature or (y) cure any mistake, defect or inconsistency (as reasonably determined by the Managing Administrative Agent and the Company).
9.2    Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) in the case of delivery by hand, when delivered, or (ii) in the case of delivery by mail, three Business Days after being deposited in the mails, certified or registered postage prepaid, addressed as follows in the case of the Company, any Subsidiary Borrower and the Managing Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Managing Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Company:    Mastercard Incorporated
2000 Purchase Street
Purchase, New York 10577-2509
Attention: Corporate Treasurer
Telephone:
Any Subsidiary
Borrower:    c/o Mastercard Incorporated
2000 Purchase Street
Purchase, New York 10577-2509
Attention: Corporate Treasurer
Telephone:
The Managing
Administrative
Agent or the
Swing Line Lender:    Citibank Delaware
1615 Brett Road
OPS III
New Castle, Delaware 19720
Fax:
Telephone:

and

Citibank, N.A.
Attention: Citi FI Team
388 Greenwich Street
New York, New York 10013
Fax:
Telephone:
and
Citibank, N.A.

Attn: Citi Loan Ops
1615 Brett Road, Building No. 3
New Castle, Delaware 19720
Fax:
Telephone:
Electronic mail:

and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in Euros, also to:
Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attn: Agency Operations
Fax:
Telephone:
Borrower inquiries only:
Borrower notifications:

The Administrative
Agent or the
Swing Line Lender:     JPMorgan Chase Bank, N.A.
    JPM-Delaware Loan Operations
    Attention: Deepak Krishna
    500 Stanton Christiana Road, Ops 2/3
    Newark, Delaware 19713-2107
    Fax:
    Phone:
    Electronic mail:

The Swing Line
Lender:        Bank of China, New York Branch
Attention: Wenzhen Zhang
1045 Avenue of the Americas
New York, NY 10018
Fax:
Phone:
Electronic mail:

or

Bank of China, New York Branch
Attention: Huijuan (Summer) Shi

1045 Avenue of the Americas
New York, NY 10018
Fax:
Phone:
Electronic mail:

The Swing Line
Lender:        Deutsche Bank AG New York Branch
Attention: Kyle Mamatey
60 Wall Street
New York, NY 10005
Fax:
Phone:
Electronic mail:

The Swing Line
Lender:         U.S. Bank, National Association
Attention: Elizabeth (Beth) Correll
Senior Account Representative, Operations
800 Nicollet Mall, 3rd Floor
Minneapolis, MN 55402
Fax:
Phone:
Electronic mail:

The Swing Line
Lender:         Bank of America, N.A.
Attention: Mac Legal - NC1-001-05-45
One Independence Center
101 N. Tryon Street
Charlotte, NC 28255
Fax:
Phone:
Electronic mail:

The Swing Line
Lender:         Goldman Sachs Bank USA
Attention: Michelle Latzoni
200 West Street
New York, NY 10282
Fax:
Phone:

The Swing Line
Lender:         Wells Fargo Bank, National Association

1700 Lincoln St.
    Denver, CO 80203
Attention:
Attention: denlcfx@wellsfargo.com
Fax:
Phone:

provided that any notice, request or demand to or upon the Managing Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.7, 2.12, 2.13, 2.19 or 2.23 shall not be effective until received; and provided, further, that if any notice or other communication is received after a recipient’s normal business hours, then such notice or other communication shall be deemed received upon the opening of the recipient’s next business day.
(b)    The Company hereby agrees that it will provide to the Managing Administrative Agent all information, documents and other materials that it is obligated to furnish to the Managing Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) requests, or converts or continues under Section 2.7 hereof, a borrowing or relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement, (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Third Restatement Effective Date and/or any borrowing, or (iv) initiates or responds to legal process (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium (including Internet or intranet websites) in a format acceptable to the Managing Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Company agrees to continue to provide the Communications to the Managing Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Managing Administrative Agent.
(c)    The Company further agrees that the Managing Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE MANAGING ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT

PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE MANAGING ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
(d)    The Managing Administrative Agent agrees that the receipt of the Communications by the Managing Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Managing Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents, provided that the notice is received by such Lender during its normal business hours. Each Lender agrees (i) to provide to the Managing Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)    Nothing herein shall prejudice the right of the Managing Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Managing Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
9.5    Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Managing Administrative Agent for all reasonable and documented fees, charges and disbursements of a single primary counsel and, to the extent reasonably necessary, a single local counsel in each Relevant Jurisdiction, incurred in connection with this Agreement and the other Loan Documents or the amendment, modification or waiver thereof, (b) to pay or reimburse each Lender, each Swing Line Lender and the Managing Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this

Agreement (including, without limitation, this Section), the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of a single primary counsel and, to the extent reasonably necessary, a single local counsel in each Relevant Jurisdiction (except that in the case of a conflict of interest, the Company shall pay the costs and expenses of one additional counsel for each group of similarly situated Lenders, taken as a whole) to the Lenders and the Managing Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, each Swing Line Lender, the Managing Administrative Agent, their respective Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnitee”) from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Indemnitee from and against any and all other claims, liabilities, obligations, losses, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement (including, without limitation, this Section), the other Loan Documents and any such other documents, including, without limitation, any investigative, administrative or judicial proceeding relating to the foregoing whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnitee or any other person or an Indemnitee is otherwise a party thereto, or any of the foregoing relating to any actual or proposed use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company, any of its Subsidiaries or any of the Properties or arising out of the Commitments (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities or expense (i) arising from the gross negligence, bad faith or willful misconduct of such Indemnitee or its officers, directors, employees, agents, advisors or Affiliates, or arises primarily out of a material breach by such Indemnified Party of its obligations under this Agreement, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) resulting from any investigative, administrative or judicial proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is solely among Indemnified Parties (other than claims against the Managing Administrative Agent or Swing Line Lender in its capacity or in fulfilling its roles as such hereunder). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (except to the extent (i) such unintended recipients received such information or materials as a result of such Indemnitee’s violation of its confidentiality obligations hereunder or (ii) as a result of such Indemnitee, its officers, directors, employees, agents, advisors or Affiliates’ gross negligence, bad faith or willful misconduct). The Company and each Subsidiary Borrower waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this

Section any special, indirect, punitive or consequential damages. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
9.6    Successors and Assigns; Participations and Assignments.
(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) neither the Company nor any Subsidiary Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), except that pursuant to Section 2.23(c) any Subsidiary Borrower may assign its rights and obligations hereunder to the Company pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to the Managing Administrative Agent, and (ii) no Lender may assign or transfer any of its rights or obligations under this Agreement to a Defaulting Lender.
(b)    Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (other than Ineligible Persons) (“Participants”) participating interests in any Loan owing to such Lender, any Commitment or Swing Line Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Managing Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participants participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i), (ii), (iii) and (v) of the proviso to Section 9.1. The Company and each Subsidiary Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.7(a) as fully as if it were a Lender hereunder. The Company also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 2.16 with respect to its participation in the Commitments, Swing Line Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.16, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to one or more banks or other financial institutions, including a finance company or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000 (other than Ineligible Persons) (such bank or financial institution, an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents; provided, however, that
(i)    except in the case of an assignment to a Lender or, subject to giving prior written notice thereof to the Company and the Managing Administrative Agent, an Affiliate of a Lender which is a bank or financial institution, each of the Managing Administrative Agent, each Swing Line Lender and (except when a Default or Event of Default shall have occurred and be continuing) the Company must give its consent to such assignment (which in each case shall not be unreasonably withheld or delayed); provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Managing Administrative Agent within ten Business Days after written notice of such assignment shall have delivered to the Company to the attention of its Treasurer and Assistant Treasurer;
(ii)    the rights and obligations of each Swing Line Lender relating to its Swing Line Loans and Swing Line Commitment may be assigned or retained, at its option, independently of any of its other rights and obligations under the Loan Documents in connection with any assignment otherwise permitted hereunder;
(iii)    in the case of any assignment to any Assignee that is not a Lender or an Affiliate thereof, the sum of the aggregate principal amount of the Loans and the aggregate amount of the Commitments and Swing Line Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the Commitments and Swing Line Commitments remaining with the assigning Lender are each not less than $5,000,000

(or such lesser amount as may be agreed to by the Company and the Managing Administrative Agent); and
(iv)    such assignment shall be evidenced by an Assignment and Acceptance, substantially in the form of Exhibit H, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Managing Administrative Agent) and delivered to the Managing Administrative Agent for its acceptance and recording in the Register.
Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment or Swing Line Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (f) of this Section, the consent of the Company shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by any Borrower, for any assignment which occurs at any time when any of the events described in Section 7(f) shall have occurred and be continuing.
(d)    The Managing Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrowers, shall maintain at the address of the Managing Administrative Agent referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) and Currency of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, the Managing Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice or any other provisions hereof to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Managing Administrative Agent) together with payment to the Managing Administrative Agent of a registration and processing fee of $3,500 and (if the Assignee is not a Lender) delivery to the Managing Administrative Agent of such Assignee’s Administrative Questionnaire, the Managing Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the applicable Borrower.
(f)    The Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company or any of its Subsidiaries in connection with such Lender’s credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.
(g)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or any other central bank in accordance with applicable law.
9.7    Adjustments; Set-off. (a) If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company or any Subsidiary Borrower, any such notice being expressly waived by each of them to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company or such relevant Borrower; provided that no such set-off and application may be made against amounts attributable to the clearing and settlement services provided by the Company and its Subsidiaries. Each Lender agrees promptly to notify the Company and the Managing Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
9.9    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Managing Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Managing Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11    Termination of Commitments and Swing Line Commitments. The Commitments and Swing Line Commitments shall terminate if the conditions to closing set forth in Section 4.1 shall not be satisfied on or before November 30, 2019.
9.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.13    Submission To Jurisdiction; Waivers. The Company and each Subsidiary Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State and County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Managing Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, punitive or consequential damages.
(f)    Each Non-U.S. Subsidiary Borrower irrevocably designates and appoints the Company as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) of this Section in any court referred to therein. The Company hereby agrees to accept such appointment by each Subsidiary Borrower party hereto from time to time and to give such Subsidiary Borrower prompt notice upon receipt of, and to forward promptly to such Subsidiary Borrower, all papers served upon the Company pursuant to such appointment. Such designation and appointment shall be irrevocable by each Subsidiary Borrower until such Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23(c). If the Company shall cease so to act as such agent, each such Subsidiary Borrower covenants and agrees to notify the Managing Administrative Agent promptly thereof and to designate irrevocably and appoint without delay another such agent satisfactory to the Managing Administrative Agent and to deliver promptly to the Managing Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.
9.14    Acknowledgements. The Company and each Subsidiary Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Managing Administrative Agent nor any Lender has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Managing Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders; and
(d)    the Managing Administrative Agent, the Administrative Agent, each Lender, each Swing Line Lender and each of their respective Affiliates may have conflicting economic interests with those of the Borrower, its stockholders, its Subsidiaries and each of their respective Affiliates.
9.15    WAIVERS OF JURY TRIAL. EACH OBLIGOR, THE MANAGING ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.16    Waiver of Immunity. To the fullest extent permitted by applicable law, to the extent that any Non-U.S. Subsidiary Borrower may be or become entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Non-U.S. Subsidiary Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.
9.17    Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence. The payment obligations of the Borrowers under this Agreement in any Specified Currency shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Managing Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Managing Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.
9.18    Confidentiality. Neither the Managing Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Managing Administrative Agent’s or such Lender’s Affiliates and the Managing Administrative Agent’s, such Lender’s and their respective Affiliates’ officers, directors, employees, agents, and advisors on a confidential basis, (b) to actual or prospective assignees and participants, (c) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap transaction relating to the Company and its obligations under this Agreement so long as such counterparties agree to comply with confidentiality requirements at least as strict as the requirements of this Section for the benefit of the Company (with notice of such compliance given to the Company), (d) to the extent required by any applicable law, rule or regulation or judicial process, (e) to any rating agency or self-regulatory body when required by it, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder, (h) as requested or required by any state, federal or foreign authority or examiner regulating banks or other financial institutions or banking, (i) with the prior written consent of the Company and (j) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to any Lender or Managing Administrative Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, which source is not known to such Lender, Managing Administrative Agent or any of their respective Affiliates to be otherwise bound by a confidentiality agreement with the Company or its Affiliates.
9.19    USA PATRIOT Act. Each Lender and the Managing Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and each Subsidiary Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Managing Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Managing Administrative Agent or any Lender, provide all documentation and other information that the Managing Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
9.20    Termination of Agreement. Upon termination of the Commitments, the repayment in full of the principal of all Loans outstanding hereunder and the payment in full of all accrued interest and fees and any other amounts then due and payable hereunder, this Agreement shall terminate except for the provisions which expressly survive the termination of this Agreement.
9.21    Acknowledgment and Consent to Bail-In of Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is a Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.
SECTION 10. GUARANTEE
10.1    Guarantee. The Company (for purposes of this Section 10, the “Guarantor”) hereby guarantees to each Lender, each Swing Line Lender and the Managing Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Subsidiary Borrower, and all other amounts from time to time owing to the Lenders or the Managing Administrative Agent by each Subsidiary Borrower under this Agreement and the other Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if any Subsidiary Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal. The Guarantor agrees that this guarantee is a guarantee of payment and not of collection.
10.2    Obligations Unconditional. The obligations of the Guarantor under Section 10.1 are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Subsidiary Borrower under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable under any and all circumstances. Notwithstanding the foregoing, the liability of the Guarantor with respect to the Guaranteed Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)    at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.
The Guarantor, to the fullest extent permitted by applicable law, hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Managing Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Subsidiary Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
10.3    Reinstatement. The obligations of the Guarantor under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Managing Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Managing Administrative Agent or such Lender in connection with such rescission or restoration pursuant to the terms of the indemnity set forth in Section 9.5.
10.4    Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against any Subsidiary Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
10.5    Remedies. The Guarantor agrees that, to the fullest extent permitted by applicable law, as between the Guarantor on the one hand and the Managing Administrative Agent and the Lenders on the other, the obligations of any Subsidiary Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 7 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Subsidiary Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 10.1.
10.6    Continuing Guarantee. The guarantee in this Section 10 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder.
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